UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Amendment No. 2)

BODISEN BIOTECH, INC.
(Name of small business issuer in its charter)

Delaware	5191	98-0381367
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation)	Classification Code Number)	Identification No.)

North Part of Xinquia Road, Yang Ling AG, High-Tech Industries Demonstration
Zone, Yang Ling, China 712100 Telephone 86-29-870749

(Address and telephone number of principal executive offices)

North Part of Xinquia Road, Yang Ling AG, High-Tech Industries Demonstration
Zone, Yang Ling, China 712100

(Address of principal place of business or intended principal place of business)

Copies of all communications to:

Robert M. Smith
Reed Smith LLP
Two Embarcadero Center, Suite 2000
San Francisco, California 94111
Telephone 415-543-8700

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462© under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be to be registered	Amount of shares to be registered unit	Proposed maximum offering price per price	Proposed maximum aggregate offering (1)	Amount of registration fee

Common Stock			$ 22,000,000	$2,544.15 (2)

(1) Fee calculated pursuant to Rule 457(o) and Section 6(b) of the Securities Act of 1933.
(2) Of this amount, 2,458.55 was previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information contained in this U.S. Prospectus/U.K. Admission Document is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) is effective. This U.S. Prospectus/U.K. Admission Document is not an offer to sell these securities and it is not an offer to buy these securities in any state where the offer or sale is not permitted.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the contents of this document you should consult a person authorised under the Financial Services and Markets Act 2000 of the United Kingdom who specialises in advising on the acquisition of shares and other securities. The whole of the text of this document should be read.

You should be aware that an investment in the Company involves a high degree of risk and prospective investors should also carefully consider the section entitled “Risk Factors” in Part I of this document before taking any action.

This document is an Admission Document which has been produced in accordance with the AIM Rules. This document also constitutes a prospectus for the purposes of the SEC which is part of a registration statement that has been filed with the SEC. This document is not a prospectus for the purposes of the Prospectus Rules of the United Kingdom.

The Directors of Bodisen Biotech, Inc., whose names appear on page 16 of this document, accept responsibility for the information contained in this document and compliance with the AIM Rules. To the best of the knowledge and belief of our Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

Application will be made for our issued and to be issued Common Stock to be admitted to trading on AIM. It is expected that Admission will take place and that trading will commence on •• 2006.

AIM is a market designed primarily for emerging or smaller companies to which a higher investment risk tends to be attached than to larger or more established companies. AIM securities are not admitted to the Official List of the U.K. Listing Authority. A prospective investor should be aware of the risks of investing in such companies and should make the decision to invest only after careful consideration and, if appropriate, consultation with an independent financial adviser. The AIM Rules are less demanding than those of the Official List of the U.K. Listing Authority. Further, London Stock Exchange plc has not itself examined or approved the contents of this document.

The Existing Common Stock is listed and traded on the American Stock Exchange (“AMEX”) under the symbol “BBC”. On •• 2006, the closing sales price of the common stock was • per share. The Common Stock is not dealt in on any other recognised investment exchange.

Subject to completion, dated February 2, 2006

Bodisen Biotech, Inc.
(Incorporated in the State of Delaware, U.S.A.)

Placing of • Common Stock of $0.0001 each at •p per share

and

Admission to trading on AIM of the London Stock Exchange

This Admission Document is dated •• 2006

Nominated Adviser and Broker

Charles Stanley Securities

Authorised		Share capital immediately following Admission	Issued
Number	$		Number	$
•	•	Common Stock of $0.0001 each	•	•

All of the shares of our common stock, $0.0001 par value, (the “Common Stock”) offered hereby (the “Offering”) are being issued and sold by us, Bodisen Biotech, Inc. (the “Company”).

The Placing Shares will, on Admission, rank pari passu in all respects with our existing Common Stock then in issue and will rank in full for all dividends and other distributions declared, paid or made in respect of our Common Stock after Admission.

In accordance with the AIM Rules, Charles Stanley Securities has confirmed to the London Stock Exchange that it has satisfied itself that the Directors have received independent advice and guidance as to the nature of their responsibilities and obligations to ensure compliance by the Company with the AIM Rules and that, to the best of its information and belief (having made due and careful enquiry), all relevant requirements of the AIM Rules have been complied with. In giving its confirmation to the London Stock Exchange, no liability whatsoever is accepted by Charles Stanley Securities for the accuracy of any information or opinions contained in this document or for the omission of any material information.

Charles Stanley Securities, which is regulated by the Financial Services Authority, is acting as Nominated Adviser and Broker for the Company, and no one else, in relation to the Placing and will not be responsible to any person other than the Company for providing the protections afforded to its customers or for advising on the contents of this document or any transaction or arrangement referred to herein. Charles Stanley Securities has not approved this document for the purposes of section 21 of the Financial Services and Markets Act 2000. No action has been taken nor will be taken in any jurisdiction outside the United Kingdom by either the Company or Charles Stanley Securities that would permit a public offer of Common Stock in any such jurisdiction where action for that purpose is required, nor has any such action been taken with respect to the possession or distribution of this document. Persons into whose possession this document comes are required by the Company and Charles Stanley Securities to inform themselves about and to observe any restriction as to the Placing and the distribution of this document.

The Placing Shares have been placed by Charles Stanley Securities on a reasonable endeavours basis. Charles Stanley Securities is not required to sell any minimum number or dollar amount of Placing Shares and is not obligated to purchase the Placing Shares if they are not sold. Funds received by Charles Stanley Securities from investors under the Placing will be deposited in a non-interest bearing account until the closing of the offering.

The distribution of this document in jurisdictions, other than the United Kingdom, may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe any such restriction. Any failure to comply with these restrictions may constitute a violation of the securities law of any such jurisdictions.

Copies of this document are available free of charge during business hours from Charles Stanley Securities at 25 Luke Street, London EC2A 4AR for a period of one month from the date of this document.

This document does not constitute an offer to sell, or the solicitation of an offer to buy, shares in any jurisdiction in which such offer or solicitations is unlawful and, in particular, is not for distribution in or into Canada, Australia, the Republic of Ireland or Japan or to any national, resident or citizen of Canada, Australia, the Republic of Ireland or Japan. The issue of the Placing Shares has not been and will not be registered under the applicable securities laws of Canada, Australia, the Republic of Ireland or Japan.

This document does not constitute an offer, nor the solicitation of an offer, to subscribe or buy any of the Common Stock to any person in any jurisdiction to whom it is unlawful to make such offer or solicitation in such jurisdiction.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

DIRECTORS, SECRETARY AND ADVISERS

Directors:	Qiong Wang, Chairman and Chief Executive Officer
Bo Chen, Executive Director and President Patrick McManus, Non Executive Director David Gatton, Non Executive Director Weirui Wan, Non Executive Director

Registered Office:	The Corporation Trust Company
Corporation Trust Center 1209 Orange Street Wilmington DE 19801 Telephone number: +1 (302) 658-7581

Principal Place of Business:	North Part of Xinquia Road
Yang Ling AG High-Tech Industries Demonstration Zone Yang Ling, China 712100

Nominated Adviser & Broker:	Charles Stanley Securities
25 Luke Street London EC2A 4AR

Auditor:	Kabani & Company, Inc.
6033 West Century Blvd. Suite 810 Los Angeles CA 90045, U.S.A.

Reporting Accountant:	Deloitte & Touche LLP
Stonecutter Court 1 Stonecutter Street London EC4A 4TR

U.K. and U.S. Legal Advisers to the Company:	Reed Smith Rambaud Charot LLP
Minerva House 5 Montague Close London SE1 9BB

Reed Smith LLP Two Embarcadero Center Suite 2000 San Francisco CA 94111, U.S.A.

PRC Legal Advisers to the Company	Jingtian & Gongcheng
Attorneys at Law 15th Floor The Union Plaza 20 Chaoyangmenwai Dajie Beijing 100020 P.R. China

U.K. and U.S. Legal Advisers to the Broker:	Jones Day
21 Tudor Street London EC4Y 0DJ

DEFINITIONS

The following definitions apply throughout this document unless the context otherwise requires:

“Act”	the Companies Act 1985, as amended
“Admission”	admission of the issued Common Stock (including the Placing Shares) to trading on AIM becoming effective in accordance with the AIM Rules
“AIM”	the AIM market of the London Stock Exchange
“AIM Rules”	the rules for AIM companies and their nominated advisers as issued by the London Stock Exchange, as amended from time to time
“AMEX”	the American Stock Exchange
“Board” or “Directors”	the directors of the Company whose names are set out on pages 3 and 16 of this document
“Broker”	has the meaning given to the expression “broker” in the AIM Rules
“CDI”	a CREST depositary interest representing underlying Common Stock
“Certificate of Incorporation and By-Laws”	the amended and restated certificate of incorporation and by-laws of the Company filed with the State of Delaware
“Charles Stanley”
Charles Stanley Securities, which is regulated for the conduct of investment business in the U.K. by the Financial Services Authority and is a member of the London Stock Exchange, the Company’s Nominated Adviser and Broker

“Common Stock”	shares of common stock with nominal value of $0.0001 each in the capital of the Company
“Company”	Bodisen Biotech, Inc.
“CREST”	the relevant system (as defined in the CREST Regulations) in respect of which CRESTCo is the Operator (as defined in the CREST Regulations)
“CRESTCo”	CRESTCo Limited
“CREST Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001/3755), as amended
“Enlarged Issued Share Capital”	the issued share capital of the Company following Admission, comprising the Existing Common Stock and the Placing Shares
“Existing Common Stock”	the Common Stock in issue at the date of this document
“Group” or “Bodisen”	the Company and its subsidiaries
“Internal Revenue Code”	the U.S. Internal Revenue Code of 1986, as amended
“London Stock Exchange”	London Stock Exchange plc
“Nominated Adviser”	has the meaning given to the expression “nominated adviser” in the AIM Rules
“Official List”	the Official List of the U.K. Listing Authority
“Placing”	the conditional placing by Charles Stanley of the Placing Shares at the Placing Price pursuant to the Placing Agreement as described in paragraph 16 of Part VI of this document
“Placing Agreement”
the conditional agreement relating to the Placing between (1) the Company (2) the Directors and certain of the senior managers and (3) Charles Stanley, further details of which are set out in paragraph 16 of Part VI of this document

“Placing Price”	• pence per Common Stock
“Placing Shares”	• new Common Stock to be issued pursuant to the Placing
“Plan”	the 2004 Stock Option Plan described in paragraph 7 of Part VI of this document
“RMB”	Renminbi, the currency of the People’s Republic of China
“SEC”	U.S. Securities and Exchange Commission
“Stockholders”	holders of Common Stock
“United Kingdom” or “U.K.	the United Kingdom of Great Britain and Northern Ireland
“U.K. Listing Authority”	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000
“United States” or “U.S.”	The United States of America, its territories and possessions, any state of the United States and the District of Columbia
“U.S. Securities Act”	The United States Securities Act of 1933, as amended
“Yang Ling”	Yang Ling Bodisen Biology Science and Technology Development Company Limited
“$”	the lawful currency of the U.S.
“£” and “p”	the lawful currency of the United Kingdom

All references to times in this document are to Greenwich Mean Time, unless stated otherwise. References to the singular shall include references to the plural where applicable, and vice versa.

PLACING STATISTICS

Placing Price	*pence
Number of Common Stock in issue prior to the Placing	*
Number of Placing Shares to be issued	*
Number of Common Stock in issue immediately following Admission	*
Percentage of Enlarged Share Capital the subject of the Placing	*%
Market capitalisation of the Company following the Placing at the Placing Price	*
Gross proceeds of the Placing	*
Net proceeds of the Placing	*
EXPECTED TIMETABLE Admission and dealings commence in Common Stock on AIM	8.00 a.m. on* *, 2006
CREST accounts credited by	* *,2006
Definitive share certificates despatched	* *,2006

SUMMARY AND KEY INFORMATION

The following is a summary of what our Directors believe to be the most important information regarding us and our securities being offered under the Placing. Since this is a summary, it may not contain all of the information that is important to you. To understand our business and the Placing fully, you are urged to read this entire document, the financial statements and related notes carefully. Attention is drawn, in particular, to the section headed “Risk Factors” set out in Part I below.

Our Company

We were incorporated on January 14, 2000 in Delaware and our principal place of business is based in The People’s Republic of China. We are located at: Bodisen Biotech, Inc., North Part of Xinquia Road, Yang Ling AG, High-Tech Industries Demonstration Zone, Yang Ling, China 712100, Telephone: +862987074957. We file periodic reports with the SEC and our Common Stock trades on the AMEX in the United States under the symbol BBC. We are primarily engaged in developing, manufacturing and selling organic fertilizers and pesticides in The People’s Republic of China.

Our Business

Our sole operating subsidiary, Yang Ling, was founded in The People’s Republic of China on August 31, 2001 and is headquartered in the Shaanxi Province, People’s Republic of China. Yang Ling primarily manufactures and markets organic fertilizers and pesticides to 20 agricultural provinces of China. We produce numerous proprietary product lines, from pesticides to crop specific fertilizer, which are then marketed and sold to farmers. We conduct research and development to further improve existing products and to develop new formulas and products.

Background of the Company

Prior to March 1, 2004, we were called Stratabid.com, Inc. (the “Company”). The Company was a startup stage Internet-based commercial mortgage origination business. The Company operated primarily through its wholly-owned subsidiary, Stratabid.com Online (B.C.) Ltd. (“Stratabid.com Online”), which provided services throughout Canada. On January 14, 2004, the Company created a wholly-owned subsidiary corporation Bodisen Holdings, Inc., a Delaware corporation (“BHI”), to pursue a merger with Bodisen International, Inc., a Delaware corporation (“BII”) and the parent company of Yang Ling. On February 11, 2004, the Company and BHI entered into an Agreement and Plan of Merger with BII and the shareholders of BII, providing for the merger of BII into BHI, with BHI being the surviving entity in the merger. The transactions provided for in the Agreement and Plan of Merger closed on February 24, 2004. In the merger, the Company acquired 100% of BII’s outstanding stock in exchange for the issuance by the Company of three million shares of Common Stock to the holders of BII shares. The Common Stock issued in the merger constituted approximately 66% of the outstanding Common Stock after the merger. After the merger, we paid a 3 for 1 stock dividend and then, by prior agreement, redeemed 3.0 million post dividend shares held by the former CEO. After these transactions, the shareholders of BII held approximately 79% of the Common Stock outstanding. On February 25, 2004, Stratabid sold Stratabid.com Online to Derrek Wasson, Stratabid’s former Chief Executive Officer. On March 1, 2004, the Company changed its name from Stratabid.com, Inc. to our current name Bodisen Biotech, Inc.

The Placing by the Company

We have placed • Common Stock of $0.0001 each at •p per share.

Our shares will be marketed and sold by Charles Stanley, who will offer the Placing Shares on a reasonable endeavours basis. We intend to use the net proceeds of the Placing for the construction of two new manufacturing facilities in Xinjian and Helongjiang (North West and North East China), to increase the Group’s general sales and marketing activities, as well as adding to the available working capital.

PART I

RISK FACTORS

You should carefully consider the risks described below before making an investment in Bodisen. All of these risks may impair its business operations. If any of the following risks actually occur, its business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of the Common Stock could decline, and you may lose all or part of your investment.

1. Risks relating to our business

Our management own a significant amount of the Common Stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other stockholders.

Our principal executive officers, Wang Qiong and Chen Bo, own approximately 45.48% of the Existing Common Stock. As a result, they are in a position to significantly influence or control the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to the Certificate of Incorporation and By-Laws, and the approval of significant corporate transactions. Their control may delay or prevent a change of control on terms favourable to our other stockholders and may adversely affect your voting and other stockholders rights.

We may require additional financing in the future and a failure to obtain such required financing will inhibit our ability to grow.

The continued growth of our business may require additional funding from time to time. Funding would be used for general corporate purposes, which may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any supplement to this admission document. Obtaining additional funding would be subject to a number of factors, including market conditions, operational performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional funding unattractive, or unavailable, to us.

The terms of any future financing may adversely affect your interest as stockholders.

If we require additional financing in the future, we may be required to incur indebtedness or issue equity securities, the terms of which may adversely affect your interests in us. For example, the issuance of additional indebtedness may be senior in right of payment to your shares upon our liquidation. In addition, indebtedness may be under terms that make the operation of its business more difficult because the lender’s consent will be required before we can take certain actions. Similarly, the terms of any equity securities we issue may be senior in right of payment of dividends to your Common Stock and may contain superior rights and other rights as compared to your Common Stock. Further, any such issuance of equity securities may dilute your interest in us.

Our corporate structure may subject our stockholders to two levels of taxation on the payment of dividends or the disposition of its operating subsidiary, thereby substantially reducing the return on its stockholders’ investment.

If Yang Ling pays a dividend to us, its parent company, for distribution to the stockholders as a dividend, or if Yang Ling (rather than us, its parent company) is ultimately sold, the dividend or the proceeds of that transaction would be subject to two levels of tax - one at the parent corporate level and one at the parent stockholder level. Because our operations are conducted through Yang Ling in China, any dividends payable by us must come from Yang Ling and it is more likely that Yang Ling, rather than the parent company, will ultimately be sold. Thus, if Yang Ling pays a dividend to us in the future or if Yang Ling is sold in the future, those proceeds may be subject to two levels of taxation: (i) we will pay tax on the dividend or sale proceeds received from Yang Ling, and (ii) our stockholders will pay tax on the distribution of the dividend or the proceeds of the sale. These two levels of taxation will effectively reduce the financial return on your investment in us.

We do not anticipate paying dividends on the Common Stock.

We have never paid dividends on our Common Stock and do not anticipate paying dividends in the foreseeable future. Our Directors intend to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business.

We may not be able to adequately protect and maintain our intellectual property.

Our success will depend on our ability to continue to develop and market fertilizer and pesticide products. We protect our proprietary technology and formulae by keeping such technology or formulae confidential. If such technology or formulae are disclosed to a third party that is not under an obligation to keep the technology confidential or are accidentally disclosed, we may not be able to protect our technology or formulae against being exploited by third parties. We currently have not applied for patents for our technology products or formulae as our Directors believe an application for such patents would result in public knowledge of our proprietary technology and formulae.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our future success will depend in substantial part on the continued service of our senior management, including Mrs. Wang Qiong, our Chairman and Chief Executive Officer, Chen Bo, our President, and Wang Chunsheng, our Chief Operational Officer. The loss of the services of one or more of our key personnel could impede implementation of our business plan and result in reduced profitability. We do not carry key person life or other insurance in respect of any of our officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support. Because of the rapid growth of the economy in The People’s Republic of China, competition for qualified personnel is intense. We cannot guarantee that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain qualified personnel in the future.

Restrictions on making distributions

The Company is a legal entity separate and distinct from its operating subsidiary, Yang Ling, which is an indirect subsidiary of the Company. The Company’s revenues (on a parent company only basis) would be derived entirely from dividends paid to the Company by Yang Ling. The Chinese government exerts significant influence over the economy of The People’s Republic of China, and there may be regulatory restrictions on Yang Ling’s ability to make distributions of cash to the Company.

2. Risks relating to the agricultural industry in The People’s Republic of China

Our success depends upon the development of The People’s Republic of China’s agricultural industry.

The People’s Republic of China is currently the world’s most populous country and one of the largest producers and consumers of agricultural products. Roughly half of The People’s Republic of China’s labour force is engaged in agriculture, even though only about 10% of the land is suitable for cultivation. Although The People’s Republic of China hopes to further increase agricultural production, incomes for Chinese farmers are stagnating. Despite the Chinese government’s continued emphasis on agricultural self-sufficiency, inadequate port facilities and a lack of warehousing and cold storage facilities impedes the domestic agricultural trade. Where we rely on the local farmer to purchase our products, which are generally purchased under a “Cash on Delivery” or on 9-12 months credit, a farmer’s inability to sell his agricultural goods could therefore hinder his ability to timely pay his credit obligations to us.

We do not have supplier contracts with all of our trade vendors.

Typically for the agricultural industry in The People’s Republic of China, we do not have supplier contracts with all of our trade vendors. Where we do not have contracts in place, business is conducted on an order-by-order basis. Despite our not having supplier contracts in place in every case, the Directors believe that we have very good relations with the agricultural vendor community.

3. Risks relating to The People’s Republic of China

The People’s Republic of China’s Economic Policies could affect our Business.

Substantially all of our assets are located in The People’s Republic of China and substantially all of our revenue is derived from our operations in The People’s Republic of China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in The People’s Republic of China.

While The People’s Republic of China’s economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of The People’s Republic of  China, but they may also have a negative effect on us. For example, operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of The People’s Republic of China has been changing from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in The People’s Republic of China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over The People’s Republic of China’s economic growth through the allocation of resources, the control of payment of foreign currency- denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

Capital outflow policies in The People’s Republic of China may hamper our ability to remit income to the United Kingdom.

The People’s Republic of China has adopted currency and capital transfer regulations. These regulations may require us to comply with complex regulations for the movement of capital. Although our Directors believe that we are currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change; we may not be able to remit all income earned and proceeds received in connection with its operations or from the sale of its operating subsidiary to our stockholders.

Although the Group does not import goods into or export goods out of The People’s Republic of China, fluctuation of the Renminbi may indirectly affect our financial condition by affecting the volume of cross- border money flow.

The value of the Renminbi fluctuates and is subject to changes in The People’s Republic of China’s political and economic conditions. Since 1994, the conversion of Renminbi into foreign currencies, including United States dollars, has been based on rates set by the People’s Bank of China which are set based upon the interbank foreign exchange market rates and current exchange rates of a basket of currencies on the world financial markets. As of January 9, 2006, the exchange rate between the Renminbi and the United States dollar was 8.07 Renminbi to every one United States dollar.

We may face obstacles from the communist system in The People’s Republic of China.

Foreign companies conducting operations in The People’s Republic of China face significant political, economic and legal risks. The Communist regime in The People’s Republic of China, including a cumbersome bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in The People’s Republic of China.

The People’s Republic of China historically has not adopted a Western style of management and financial reporting concepts and practices, modern banking, computer or other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in The People’s Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in The People’s Republic of China.

Because our Executive Officers and several of our Directors, including, the chairman of our Board of Directors, are Chinese citizens it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a stockholder or group of stockholders in the United Kingdom. Also, because the majority of our assets are located in The People’s Republic of China it would also be extremely difficult to access those assets to satisfy an award entered against us in an English court.

We may face judicial corruption in The People’s Republic of China.

Another obstacle to foreign investment in The People’s Republic of China is corruption. There is no assurance that we will be able to obtain recourse, if desired, through The People’s Republic of China’s poorly developed and sometimes corrupt judicial systems.

The admission of The People’s Republic of China into the World Trade Organization could lead to increased foreign competition for us.

Domestic competition in the compound fertilizer industry is largely fragmented and foreign competition is minimal. However, as a result of The People’s Republic of China becoming a member of the World Trade Organization (“WTO”), import restrictions on agricultural products are expected to be reduced. With the lowering of import restrictions and the WTO’s requirement for a reduction of import tariffs as condition of membership, such reduced import restrictions and tariffs for us may result in an increase of foreign products and could in turn lead to increased competition in the domestic agricultural market.

The Group may not be able to obtain regulatory approvals for its products.

The manufacture and sale of agricultural products in The People’s Republic of China is regulated by the People’s Republic of China and the Shaanxi Provincial Government. Although our licenses and regulatory filings are current, the uncertain legal environment of The People’s Republic of China and its industry may be vulnerable to local government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate their agreements or other understandings with us.

4. Risks relating to the Placing

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

Our Common Stock is traded on AMEX and has a limited public market. There is also a limited public market for AIM securities, which are not admitted to the Official List of the U.K. Listing Authority. Since there is a limited public market for our securities, there can be no assurance that a trading market will develop further or be maintained in the future.

5. Special note regarding forward-looking statements

Included in this Admission Document, are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as well as historical information. These forward looking statements include statements regarding profitability, liquidity, market risk and financial and other goals. Forward-looking statements include those that use forward-looking terminology, such as the words "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan," "will," "shall," "should," and similar expressions, including when used in the negative. Although the Directors believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results, performance or achievements to differ from these forward- looking statements include the factors described in the “Risk Factors” section and elsewhere in this Admission Document.

All forward-looking statements attributable to Bodisen are expressly qualified in their entirety by these factors. Because of these and other uncertainties, our actual results and performance may be materially different from results indicated by these forward looking statements. In addition, our past results of operations are not necessarily indicative of our future performance. The forward looking statements contained in this Admission Document are made as of the date of this Admission Document. The Company undertakes no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially.

PART II

INFORMATION ON BODISEN

1. Introduction

The Company is incorporated in the State of Delaware in the U.S. with its principal place of business based in the Shaanxi Province of The People’s Republic of China. There is also a liaison office in Beijing. Bodisen files periodic reports with the SEC and its Common Stock trades on AMEX under the symbol BBC. The Company is engaged in the research, manufacturing and marketing of proprietary technology-based environmentally friendly fertilizers and pesticides. Bodisen sells over 60 packaged products in 3 categories directly to over 150 wholesalers throughout The People’s Republic of China.

2. Industry overview

The organic fertilizer business in The People’s Republic of China is still in its infancy. Organic fertilizer is composed of natural nutritional elements that enhance soil quality to increase crop yields. In contrast to traditional compound chemical fertilizers which actually harm soil fertility, organic compound fertilizers accelerate the reproduction of soil microbes to improve soil quality through the decomposition of organic material. This enhancement of soil microbes by organic fertilizer improves the soil’s retention of nitrogen. Moreover, unlike traditional chemical fertilizers, organic fertilizers can activate dormant soil by increasing soil nitrite or nitrate levels and moisture content that otherwise is not enhanced by traditional chemical fertilizers. This process controls the release of nutritional elements that enhances the quality, quantity and health of crops. As a result of years of intensive farming, The People’s Republic of China’s soil quality is low compared to international standards. Accordingly, the use of organic fertilizer, which can stabilize and enhance soil quality, is preferable to the use of traditional chemical fertilizer. Because of this, and the fact that organic fertilizer can be widely utilized, the market for organic fertilizer is rapidly growing and the use of organic fertilizer has become popular throughout The People’s Republic of China.

3. Business

3.1 History

Prior to March 1, 2004, the Company was called Stratabid.com, Inc. The Company was a startup stage Internet-based commercial mortgage origination business. The Company operated primarily through its wholly-owned subsidiary, Stratabid.com Online (B.C.) Ltd. (“Stratabid.com Online”), which provided services throughout Canada.

Yang Ling was founded in the People’s Republic of China on August 31, 2001. Yang Ling, located in Yang Ling Agricultural High-Tech Industries Demonstration Zone, was primarily engaged in developing, manufacturing and selling pesticides and compound organic fertilizers in the People’s Republic of China. On November 19, 2003, Yang Ling incorporated Bodisen International, Inc. (“BII”), a Delaware corporation, as a non-operative holding company.

On January 14, 2004, the Company created a wholly-owned subsidiary corporation known as Bodisen Holdings, Inc., a Delaware corporation, (“BHI”), to pursue a merger with BII the parent of Yang Ling. On February 11, 2004, the Company and BHI entered into an Agreement and Plan of Merger with BII and the shareholders of BII, providing for the merger of BII into BHI, with BHI being the surviving entity in the merger. The transactions provided for in the Agreement and Plan of Merger closed on February 24, 2004. In the merger, the Company acquired 100% of BII’s outstanding stock in exchange for the issuance by the Company of 3 million shares of its Common Stock to the holders of BII shares. The Common Stock issued in the merger constituted approximately 66% of the outstanding shares of the Company after the merger. After the merger, the Company paid a 3 for 1 stock dividend and then, by prior agreement, redeemed 3 million post dividend shares held by the Company’s former CEO. After these transactions, the shareholders of BII held approximately 79% of the Common Stock outstanding. On February 25, 2004, the Company sold Stratabid.com Online to Derrek Wasson, the Company’s former CEO. On March 1, 2004, the Company changed its name from Stratabid.com, Inc. to Bodisen Biotech, Inc.

The Group has developed the product line to over 60 items, and, the Directors believe, been successful in building the Bodisen brand name. The mandate of the government of The People’s Republic of China that farmers increase crop yields to decrease the nation’s dependence on food imports, together with the growing emphasis on the need to use “environmentally friendly” fertilizers, has also been a factor in the growth of the business of the Group.

3.2 Products

The Group manufactures over 60 package products, which are broken down into 3 product line categories:

3.2.1 Organic compound fertilizer

These products are the Group’s leading product category, accounting for approximately 67% of Group turnover. Plants tend to easily absorb organic fertilizer without the side effects found in synthetic chemical fertilizer products, and this organic process strengthens photosynthesis, which improves the overall health of a plant in resisting drought and disease. The International Organization for Standardization (ISO 9001: 2000) has qualified Bodisen’s organic compound fertilizer products.

Organic fertilizers improve the cation exchange capacity, or “CEC” of soil which is its ability to hold positively charged ions (cations), making them available for uptake by the plant roots. This not only allows for improved uptake of nutrients by the plant but can also reduce leaching, which is of particular concern in sandy soil. Leaching moves nutrients away from the plant roots and into the subsurface water. Principal functions include:

• to preserve nitrogen and improve the soil fertility;
• allowing phosphorous and potash fertilizer to gradually dissolve in the moisture from the air;
• resist plant diseases; and
• activate and keep soil moisture content.

3.2.2 Liquid fertilizers

These products account for approximately 19% of Group turnover. The early application of liquid fertilizers aids absorption of the key elements and nutrients of the fertilizer which may increase the rate of photosynthesis and improves the health of the plant making it more resistant to disease. The liquid fertilizer increases the plant’s yield and shortens the time to harvest whilst heightening the colour and lustre of fruit and vegetables.

The liquid fertilizer is sold to the farmer in a concentrated form and needs to be mixed by the farmer with water before spraying onto the plant. Since the liquid fertilizer is applied directly to the plant it is more easily absorbed by the plant.

3.2.3 Pesticides

These products account for approximately 14% of Group turnover. Bodisen’s pesticide products can be applied to all fruit trees and vegetable crops; it will also reduce the numbers of harmful insects that reduce overall crop yields.

4. Market information

Organic fertilizers are composed of natural nutritional elements that not only improve the quality and yield of the crops but also improve the soil quality; this in turn improves the yield. Organic compound fertilizer accelerates reproduction of soil microbes to improve soil quality through the decomposition of organic material and the improvement of the soil’s retention of nitrogen. Moreover, this application can activate dormant soil by increasing soil nitrates and moisture content that otherwise is not enhanced by traditional chemical fertilizers. This process controls the release of nutritional elements that enhances the quality, quantity and health of crops. To encourage farmers, of which there are 800 million in The People’s Republic of China, to remain on their land, the government recently eliminated an agriculture tax, which effectively increased their disposable income by 20%. Although organic compound fertilizers are more expensive than chemical fertilizers, the Directors believe that the extra cost is justified by the increase of quality and yield and, consequently, the increased margin attained at the market.

5. Sales and marketing

The Group’s products are sold directly to over 150 wholesalers in The People’s Republic of China, through written sales contracts.

The Bodisen brand has been marketed and promoted through trade fairs, conventions and the print media, and through television and radio advertising in The People’s Republic of China. Since the end-user for its products is the local farmer, educational seminars to promote products and organic fertilizers directly to farmers are extensively used. To capture a share of the market, free samples of the products are distributed to allow a trial period to take place, the results of which are made know to the surrounding area. The cost of this is not material and is often offset by new sales in that test zone.

The primary tasks in respect of sales and marketing are to strengthen the home market in the Shaanxi province and to expand the market outside the Shaanxi province into new districts where the Group’s products are not well established.

It is our intention to increase marketing in regions where our products are not well known. In addition, promotion of the products through national newspapers in China explaining the advantages of the high-tech nature of its environmentally friendly product lines will be undertaken. In order to enter the untapped markets of western China, the Company will explore selling exclusive franchise opportunities to new wholesale agents.

6. Raw materials

There are numerous suppliers of raw materials in the Shaanxi Province of China. To manufacture the organic compound fertilizer Bodisen uses carbamide, ammonium, potassium chloride and zeolite powder. Carbamide, potassium chloride, bluestone, zinc sulfate, borax, citric acid and bitter salt, together with other materials are used to manufacture liquid fertilizer. Pesticides are manufactured using Mieduowie, zinc sulphur phosphor, emulsification agents, Dimethylbenzene, sulfur powder and Fumeishuang.

The Company has short-term material supplier contracts with its 19 major suppliers. Business with other suppliers is conducted on an order-by-order basis, a practice that is typical throughout the agrochemical industry in The People’s Republic of China. The Directors believe that the Group has very good relations with the agricultural supplier community.

7. Research and development

The research and development team consists of four professionals, who perform administrative and ministerial functions. Much of the research is done in close cooperation with universities and research laboratories in the Yang Ling and Xian Metropolitan areas with related costs incurred by such universities and research laboratories and not by the Company. In 2005, the Company budgeted to spend U.S.$130,000 on research and development, the majority of which was dedicated to existing research programs. The following projects were commenced in 2004 and are currently scheduled for completion in 2006:

7.1 Pesticides projects

Project Ion is the study of copper, zinc and manganese ions in combination with silver ions to control and remove crop disease brought about by fungi. The objective is to determine whether the combination of these metal ions will prohibit the release of an intrusive enzyme from fungi that kills crops in China.

Project Fly is the development of a protein abstract from a common fly to develop bacteria-based pesticides, which may have a better effect on a plant’s resistance to insects. This project seeks to isolate a series of anti- bacteria peptides from the proteins of a common fly. This kind of anti-bacteria peptide could effectively control many pathogens which may prove more effective than the pesticides which are currently available.

7.2 Fertilizer projects

Project Amino Acid is a program that was developed to build a new compound fertilizer product, based on a proactive amino acid enzyme.

Project Build utilizes a technique for the manufacturing of organic compound fertilizer, which could enhance the quality of organic fertilizer products.

8. Intellectual property

The Group owns trademarks in the “Bodisen” name, which is used on all products. Bodisen is also a recognized trade name in the provinces in The People’s Republic of China in which the Group conducts business. Bodisen protects its proprietary technology and formulae by keeping such technology and formulae confidential. If such technology or formulae are disclosed to a third party that is not under an obligation of confidentiality or are accidentally disclosed, Bodisen may not be able to protect its technology against being exploited by third parties. The Directors believe this is adequate protection. The Company acquired rights for fluid and compound fertilizer technology from a third party. Most intellectual property was developed in-house or with various universities and research laboratories (which may not be owned by Bodisen). Only certain key executives of the Company have knowledge of such proprietary technology and formulae. The Directors believe that there are adequate systems in place to prevent disclosure of the proprietary technology and formulae. Since the Company does not hold patents for its products, the Company may not be in a position to adequately protect its intellectual property rights. See “Risk Factors” in Part I.

9. Government and environmental regulation

Bodisen’s products and services are subject to material regulation by governmental agencies in The People’s Republic of China and Shaanxi Province responsible for the agricultural industry. Business and company registrations, along with the products, are certified on a regular basis and must be in compliance with the laws and regulations of the state, local governments and industry agencies, which are controlled and monitored through the issuance of licenses. To date, the Group has been compliant with all registrations and requirements for the issuance and maintenance of all licenses required by the governing bodies. As of the date of this document, all license fees and filings are current. These licenses obtained by the Group include:

9.1 National Certificate for Production of Industrial Products

The National Certificate for Production of Industrial Products for compounded fertilisers was issued by the National Industrial Products Production License Office on February 27, 2004. The National Certificate for Production of Industrial Products will be valid until February 26, 2009.

9.2 Certificate for pesticide registration

Pesticide registration is required for the production of liquid fertilizer and issued by Ministry of Agriculture, People’s Republic of China.

9.3 Production standard

The Company is registered with Bureau of Quality Controls and Technology, Shaanxi Provincial Government, Xi’an.

The cost of obtaining and maintaining these licenses is not prohibitive, and it is illegal to do business without these licenses. If the Group were to lose any of these licenses, it would only have a limited time to reapply for such licenses and would face possible regulatory fines. The Group is subject to relevant environmental laws and regulations that require the outlay of capital and the obtaining of relevant permits in order to engage in business operations.

10. Competition

The Directors consider that in The People’s Republic of China the compound fertilizer industry is largely fragmented with most competitors operating small regional factories, serving local requirements. Most companies in this industry in The People’s Republic of China do not promote their products through brand name recognition. Bodisen has not yet identified any competition in the Shaanxi province that operates in all three segments (compound, liquid and pesticide) of the organic fertilizer business. The Directors believe that the Company’s most significant Chinese competitor is Tian Bang Shaanxi and that the only international competing company is DuPont.

11. Future prospects and current trading

The Group posted sales of $23,635,270 for the three calendar quarters ended September 30, 2005 (unaudited). Net income for the period was $6,359,787 compared to $3,841,821 for the same quarter a year earlier. The net income includes a one time charge of $416,703 associated with the aggregate fair value of the warrants which were issued in connection with a $3 million convertible financing which was completed on March 16, 2005. The net income would have been $6,776,490 in the absence of this one-time charge, reflecting the substantial increase in the demand for the Group’s products in the markets in which it has operated and the new markets that it has entered.

The signing of the new distributors to the distribution network of the Company is expected to allow the Group to expand its reach geographically and more easily develop the brand name of the Group.

It is also proposed that the Group seek licensed manufacturing facilities in other provinces so that the Group can expand its distribution without incurring the high cost of transporting its products long distances. Although no agreements are in place, the management is searching for targets, possible facilities have been identified and the Group is holding informal talks to assess feasibility. One concern the Group has to expansion would be the Group’s ability to protect their proprietary technology and formulae.

The Group continues to work in close cooperation with local universities and research laboratories in the Yang Ling and Xian Metropolitan areas to improve existing products and develop new products to drive the Group’s sales in the future. The pace of discovery can never be predicted as such the ability to forecast the impact of these improvements and discoveries cannot be predicted.

On 4th October 2005, the Company made an investment of U.S.$2.85m for a 12.9% equity stake in the China based Xi Lan Natural Gas Co Ltd. Natural gas is used for the production of urea, an ingredient necessary for the manufacture of the Group’s compound fertilizer.

12. Reasons for the Placing and use of proceeds

The Group relies on an experienced management team and skilled workforce, many of whom have significant experience in the agrochemical industry. The Directors believe that Admission will help the Group attract and retain key employees whom the Group will be able to incentivise through the grant of share options.

The net proceeds of the Placing available to the Group after the expenses of the Placing, Admission and corporate finance fee payable to New York Global Capital, Inc. discussed in Part VI, paragraph 8(e) of this document will be £• million. These proceeds will be used for the construction of two new manufacturing facilities in Xinjian and Helongjiang (North West and North East China), to increase the Group’s general sales and marketing activities, as well as adding to the available working capital.

13. Directors and Executive Officers

Directors and Officers

Wang Qiong, (aged 41) Chairman and Chief Executive Officer of Bodisen and Yang Ling

Mrs. Wang Qiong has served as the Chairman of the Board of Bodisen since the merger of BHI and BII and she has been on the board of Yang Ling since Yang Ling was founded in August 2001. Mrs. Wang Qiong has over 10 years experience in the fertilizer and chemical industry. From 1997 to May 2001, she was the Chief Executive Officer and President of Shaanxi Bodisen Chemical Co., Ltd., which changed its name to Bodisen International, Inc. on August 31, 2001. From May 1996 to December 1997, she was the President of Yang Ling Kangyuan Agricultural Chemical Company, a company dedicated to the research and development of agricultural products. Mrs. Wang Qiong graduated from North-West Agronomy College, with a Bachelor of Science degree in 1986.

Bo Chen, (aged 48) Director and President of Bodisen and Yang Ling

Mr. Chen, the President of Bodisen, is one of its original founders and stockholders. From August 1997 to August 2001, Mr. Bo Chen was Chief Operations Officer and Chief Technology Officer of Shaanxi Bodisen Chemical Co., Ltd. From July 1994 to December 1997, he was the Chief Executive Officer and President of Yang Ling Shikanglu Chemurgical Technology Development Co., Ltd. Mr. Chen received his Bachelor of Science degree from Shaanxi Normal College in July 1984.

Patrick McManus, (aged 51) Non-Executive Director of Bodisen

Mr. Patrick McManus, CPA, J.D joined Bodisen’s Board of Directors on May 1, 2004 as an independent board member. Mr. McManus brings over 25 years of experience in business, finance and law to Bodisen. He was elected Mayor of the City of Lynn, Massachusetts in 1992 and served in this position until his retirement to the private practice of law and accounting in 2002. While serving the City of Lynn as its Mayor, he was elected a member and trustee of the Executive Committee of the U.S. Conference of Mayors (USCM) with responsibility for developing policy for the USCM. He also served as the Chairman of the USCM Science and Technology Subcommittee, the Urban Water Council, and the USCM Audit Committee. Mayor McManus started his career in business with the General Electric Company in 1979, and was a Professor of Business and Finance at Salem State College in Massachusetts. Mayor McManus is an expert on China. He was instrumental in establishing a close alliance as well as coordinating a regular exchange of visits by members of the U.S. Conference of Mayors and the China Association of Mayors. Mr. McManus has been a Certified Public Accountant since 1985. Mr. McManus received his Juris Doctorate from Boston College Law School and an MBA from Suffolk University

David Gatton, (aged 52) Non-Executive Director of Bodisen

Mr. Gatton joined Bodisen’s Board of Directors on May 1, 2004 as an independent board member. Since 1985 Mr. Gatton has served as the Chairman and President of Development Initiatives, Inc, a Washington, DC-based government relations firm specializing in urban affairs, business development and marketing, serving a variety of public and private clients. Mr. Gatton advises cities, organizations, and companies on business development strategies, public/private partnerships and marketing initiatives. He has advised various organizations on tax reform, economic development initiatives and a variety of environmental laws, including the reauthorization of the following Acts of the United States: the Clean Water Act, the Safe Drinking Water Act, the Resource Conservation and Recovery Act, Superfund and the Clean Air Act. Some of Mr. Gatton’s major accomplishments include: development of U.S. Sino Memorandum of Cooperation between U.S. and China Association of Mayors, development of a national brownfield redevelopment initiative, development of several multifamily low- and moderate-income housing developments, business development strategies for various private firms, and assistance in development of economic development projects for numerous cities. Mr. Gatton holds a B.A. from Cornell College, and a Master’s degree from Harvard University.

Weirui Wan, (aged 64) Non-Executive Director of Bodisen

Mr. Weirui Wan joined Bodisen’s Board of Directors on May 1, 2004 as an independent board member. Mr. Wan has over 40 years of experience in management and leadership positions in the agricultural sector in China. He started his career in 1967 as an agricultural scientist at the Chinese Academy of Water and Soil Preservation, China’s leading government agency on soil and agricultural studies. In 1984, Mr. Wan was appointed the position of Deputy Director of the Chinese Academy of Water and Soil Preservation. In 1997, Mr. Wan moved to the city of Yang Ling and was appointed Deputy Governor of the Yang Ling Agricultural High-Tech Industries Demonstration Zone and was in charge of building the zone into the agricultural hub of China. Mr. Wan retired as Deputy Governor in 2001 and is currently on the Advisory Board of Yang Ling Agricultural High-Tech Industries Demonstration Zone. Mr. Wan graduated from Beijing University of Agriculture in 1967 with a Bachelor’s degree in Agriculture.

Wang Chunsheng, (aged 42) COO of Bodisen, Executive Vice President and COO of Yang Ling

Mr. Wang Chunsheng, joined Bodisen in September 2001 as Chief Operations Officer. From September 1999 to August 2001, Mr. Wang Chunsheng was Vice General Manager of the Shaanxi Bodisen Chemical Co. Ltd. responsible for sales and marketing. From January 1997 to July 1999, he held a position as Senior Sales Manager with the Yang Ling Kangyuan Agricultural Chemical Company. Mr. Wang Chunsheng holds agronomist certification.

Yiliang Lai, (aged 40) CFO of Bodisen and Yang Ling

On November 1, 2005, the Company promoted Yiliang Lai to the position of Chief Financial Officer. Mr Lai joined the Company as a financial controller in March 2005. Mr Lai has extensive experience in accounting and auditing matters. He started his career as an accountant at China Shipping in 1986 and in 1999 he joined the CPA firm ShenZhen CaiXin as an auditor. In 2001, Mr Lai joined Shaanxi Kaida Limited as head of accounting and in 2002 he joined Xi’an Hongsheng Biotech as Chief Financial Officer. Mr Lai is a Certified Public Accountant in China as well as a Certified Auditor.

On October 31, 2005, Shuiwang Wei, the Company’s former Chief Financial Officer resigned with immediate effect for personal reasons and without conflict or disagreement.

14. Employees

The only officers of the Company are its four executive staff, each of whom is also an employee of Yang Ling. Yang Ling has over 450 staff, of which approximately 20 are executive and senior managers, 30 are business and accounting staff, 10 are warehouse and purchasing staff, 15 are drivers or secretaries and the balance being production workers. The average number of staff employed by the Company for each of the years 2002 to 2004 is:

As at December 31, 2002:	90 employees
As at March 15, 2004:	349 employees
As at December 31, 2004:	487 employees
As at December 31, 2005:	536 employees

15. Debt/banking facilities

The Company has entered into a pledged short term loan with the Yangling Xinonglu branch of the Xianyang City Commercial Bank. The loan is for 3.5 million RMB. The loan is to provide working capital. The interest rate of the loan is 6.05% per annum, payable quarterly and matured on October 28, 2005. The pledge relating to the loan expires two years after this date. As of September 30, 2005 $434,000 remained outstanding. This is repayable on demand.

The Company also entered into a second pledged short term loan with the Yangling Xinonglu Branch of Xianyang City Commercial Bank. The loan is for 5.0 million RMB. The loan is to provide working capital. The interest rate is 6.51% per annum, payable quarterly. As of September 30, 2005, $434,000 remained outstanding and is due on June 29, 2006.

The Company also entered into a long term support loan from the Shanxi Technology Bureau of the Shanxi Province Government of People’s Republic of China. The loan is interest free and secured by assets of the Company, at the amount of RMB 0.1 million.

On December 8, 2005, the Company issued a $5,000,000 promissory note (the “Note”) to Amaranth Partners L.L.C. (the “Payee”) in consideration of a $5,000,000 loan from the Payee to the Company. The Note bears interest at 9.00% per annum. The principal amount of the Note, together with all accrued and unpaid interest, is due and payable on March 8, 2006. The Note contains customary default provisions and is unsecured. Proceeds from the loan are to be used for prepayments for certain raw materials. In connection with the issuance of the Note, the Company agreed to issue to the Payee on or before March 1, 2006 a warrant (the “Warrant”) to purchase 133,333 shares of the Company’s common stock at $7.50 per share (subject to adjustment). At the time the Warrant is issued, the Company will grant to the Payee certain registration rights.

16. The Placing

The Company is proposing to raise approximately £10 million by issuing • Placing Shares at the Placing Price. The Placing Shares represent approximately •% of the Enlarged Issued Share Capital. The Placing Shares will be authorised under Title 8 of Delaware’s General Corporation Law.

Pursuant to its obligations under the Placing Agreement, Charles Stanley has conditionally placed the Placing Shares at the Placing Price with institutional and other investors. The Placing has not been underwritten by Charles Stanley or any other person.

The Placing Agreement is conditional, inter alia, upon Admission having taken place by not later than 8.00 a.m. on •• 2006 or such later time and date, being not later than 3.00 p.m. on •• 2006, as the Company and Charles Stanley may agree. The Placing Agreement contains provisions entitling Charles Stanley to terminate the Placing Agreement at any time prior to Admission in certain circumstances. If this right is exercised the Placing will lapse. Further details of the Placing Agreement are set out in paragraph 16 of Part VI of this document.

The Placing Shares will rank pari passu with the Existing Common Stock in all respects including the right to receive all dividends declared or paid (after the date of allotment of the Placing Shares) on the Common Stock of the Company. The Company, being traded in the U.S. does not have an ISIN but does have a CUSIP number of 096892104.

Application has been made to the London Stock Exchange for the Enlarged Issued Share Capital to be admitted to trading on AIM. It is expected that Admission will become effective and that dealings will commence on ••, 2006.

17. Advance to officers

During the 6 month period ended 30th June 2005, the Company advanced U.S.$2,383,217 to four officers, some of whom were directors or shareholders of the Company, as a short term loan. This loan was repaid to the Company during the quarter ended September 30, 2005. Such loan was made for the purposes of registering a new subsidiary of the Company, Yang Ling Bodisen Agricultural Technology Co., Ltd. The officers were named in a registration document in connection with the registration of such new subsidiary. The loan was applied solely for this purpose and none of the four officers obtained any benefit from the loan.

18. Settlement and CREST

Application has been made to the London Stock Exchange for the Existing Common Stock and the Placing Shares to be admitted to trading on AIM. It is expected that Admission will become effective and that dealings in the issued ordinary share capital of the Company will commence on ••, 2006.

Securities issued by non-U.K. registered companies, such as the Company, cannot be held or transferred in the CREST system. However, to enable investors to settle such securities through the CREST system, a depository or custodian can hold the relevant securities and issue dematerialised CREST depository interests

(“CDI”) which are held on trust for their holders. The Company’s Certificate of Incorporation and By-Laws permit it to issue CDIs in uncertified form.

With effect from Admission, it will be possible for CREST members to hold and transfer interests in the Common Stock within CREST pursuant to a CDI arrangement with CREST Depository Limited (a wholly- owned subsidiary of CRESTCo). CREST is a voluntary system and holders of Common Stock who wish to receive and retain share certificates will also be able to do so. Further details of CREST and the arrangements in respect of CDIs is set out in paragraph 17 of Part VI of this document.

19. Lock-in arrangements

Immediately following Admission, the Directors will be interested, in aggregate, in • Common Stock, representing approximately •% of the issued share capital of the Company. Under the terms of the Placing Agreement, the Directors have undertaken that, subject to certain exceptions, they will not sell or otherwise dispose of, or agree to sell or dispose of, any of their respective interests in the Common Stock held immediately following Admission at any time prior to the first anniversary of Admission, and, at any time between the first and second anniversary of Admission, without the consent of the Company and the Company’s nominated adviser and broker.

20. Dividend policy

The Board intends to adopt a dividend policy appropriate to the Group’s financial performance. This will take into account its ability to operate and grow and the need to retain a prudent level of cash resources. The Company does not expect to pay a dividend in the short term.

21. Stock Option Plan and management incentive arrangements

Executive turnover is relatively low with the majority of key management having been employed by the Company for more than six years. The Board believes that the retention of senior management will be a key driver to the success of the Group. Consequently, the Company intends to implement the Plan conditional upon Admission.

22. Corporate governance

The Board intends to comply with the principles of good governance and the recommendations of best practice as set out in the Combined Code so far as is practicable and appropriate for an AIM company of its size, and in this connection the Board shall take into account the guidance issued by the Quoted Companies Alliance.

The Board intends to hold board meetings regularly throughout the year. The Board will be responsible for formulating, reviewing and approving strategy, budgets, acquisitions, capital expenditure and senior personnel appointments. The executive directors and senior management will meet regularly to consider operational matters.

An audit committee (consisting of Patrick McManus, as Chairman and David Gatton) and a compensation committee (consisting of David Gatton, as Chairman, and Patrick McManus) have been established with effect from Admission. The audit committee will meet at least twice a year and will be responsible for ensuring that the financial performance, position and prospects of the Company are properly monitored and reported on, and for meeting the auditors and reviewing their reports relating to accounts and internal controls. The compensation committee will review the performance of executive directors and set the scale and structure of their remuneration and the basis of their service agreements with due regard to the interests of shareholders. The compensation committee will also determine the payment of bonuses to executive directors and the allocation of share options to employees.

The Company has adopted a dealing code for all directors and employees in terms no less exacting than the Model Code for Directors’ dealings as set out in the Listing Rules of the U.K. Listing Authority and will take all reasonable steps to ensure compliance by the Board and any relevant employees.

The Company is compliant with all U.S. corporate governance rules applicable to small business issuers.

23. Taxation

Your attention is drawn to the taxation information set out in paragraph 13 of Part VI of this document.

24. Effects of a U.S. domicile and SEC filing

Bodisen files periodic reports with the SEC pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended. After admission on AIM, it will also have an obligation to notify both the SEC and the London Stock Exchange of relevant information.

25. Plan of distribution

The following information uses U.S. terminology and is inserted to comply with SEC disclosure requirements (Item 508 of Regulation SB) and may occur elsewhere in this document. In particular, similar information for U.K. investors using U.K. terminology is provided at paragraph 16 of Part II of this document with respect to the Placing.

Charles Stanley Securities, 25 Luke Street, London EC2A 4AR, has agreed, subject to the terms and conditions contained in the Placing Agreement with the Company, to sell, as placing agent for it on a reasonable endeavours basis, • shares of Common Stock. Because this offering is on a reasonable endeavours basis and there is no minimum number of dollar amount of shares to be sold, Charles Stanley is not obligated to purchase any shares if they are not sold to the public.

Charles Stanley has informed the Company that it proposes to place the Common Stock as placing agent for it to certain selected institutions not resident in the United States. Charles Stanley reserves the right to reject any order for the purchase of Common Stock through it in whole or in part.

Funds received by Charles Stanley from investors in the Placing will be deposited with Charles Stanley until the closing of the Placing. Closing is expected to occur on or about •, 2006.

The public offering price has been determined through negotiations between Bodisen and Charles Stanley. A variety of factors were considered in determining the price, including the trading history of the Common Stock (including the frequency and volume of trades and actual trading prices), its history and prospects, its past and present earnings and its prospects for future earnings, the current performance and prospects of the banking industry in general and the market in which the Company competes, and the general condition of the securities market and the prices of equity securities of comparable companies.

Bodisen will pay its own and Charles Stanley’s expenses of the offering, including its legal, accounting, printing and other expenses. The Directors expect that the total amount of offering expenses that the Company will pay will be approximately £•.

The Placing Agreement also provides that Bodisen will indemnify Charles Stanley against certain liabilities, or contribute to payments Charles Stanley may be required to make in respect thereof.

Charles Stanley has advised the Company that it may make a market in the Common Stock. Charles Stanley, however, is not obligated to make a market in the Common Stock. It also may discontinue any market making at any time without notice.

26. Interest of named experts and counsel

Each of Charles Stanley, the Company’s legal counsel and the Company’s reporting accountant will receive fees as a result of the work done by them for the Admission. Charles Stanley will also receive a commission based on the value of the shares placed prior to the Admission. None of Charles Stanley, the Company’s legal counsel or the reporting accountant receive any interest in the Company’s equity as a result of Admission.

27. Legal matters

The validity of the issuance of the Common Stock offered by the Company and certain other legal matters have been passed upon by the law firm of Reed Smith LLP.

28. Experts

Kabani & Company, Inc., an independent certified public accounting firm (a member firm of the AICPA SEC practice section) located at 6033 West Century Blvd, Suite 810, Los Angeles, CA 90045, U.S.A., audited the financial statements of the Company for the years ended December 31, 2002, 2003 and 2004 and reviewed those for the three quarters ended September 30, 2005, included in this Admission Document.

29. Limitation on liability and commission position of indemnification for U.S. Securities Act liabilities

The Certificate of Incorporation and By-Laws provide that our directors and officers and former directors and officers shall be indemnified by us to the fullest extent authorised by Delaware law, against liability to the Corporation or to its stockholders or to other security holders for monetary damages for (i) any breach of the director’s duty of loyalty to the Corporation or to its stockholders or other security holders; (ii) acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of the law by such director; (iii) acts by such director as specified by the Delaware Corporation Law; or (iv) any transaction from which such director derived an improper personal benefit. Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to our directors and officers pursuant to the foregoing provision, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable.

30. Where you can find more information

Bodisen Biotech, Inc. is subject to the informational requirements of the U.S. Exchange Act of 1934 and, accordingly, files registration statements and other information with the SEC. You may obtain these documents electronically through the SEC’s website at http://www.sec.gov. You may also obtain copies of this information by mail from the Public Reference Branch at: U.S. Securities and Exchange Commission 450 5th Street, NW, Room 1300 Washington, D.C. 20549-0102 Telephone: +1 (202) 942-8090 Fax: +1 (202) 628-9001. The Company filings with the SEC are also available from commercial document retrieval services. Information contained on the Company’s web site should not be considered part of this Admission Document. You may also request a copy of its filings at no cost, by writing, telephoning or emailing the Company at: North Part of Xinquia Road, Yang Ling AG, High-Tech Industries Demonstration Zone, Yang Ling, China 712100, Telephone + 86-29-870749.

31. Further information

Your attention is drawn to the further information set out in other Parts of this document. You are advised to read the whole of this document rather than relying on the summary information set out in this Part II.

PART III

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

1. Overview

The Company is incorporated under the laws of the state of Delaware and its operating subsidiary, Yang Ling, is headquartered in the Shaanxi Province, The People’s Republic of China. The Group engages in the business of manufacturing and marketing organic fertilizers and pesticides in The People’s Republic of China. It produces numerous product lines, from pesticides to crop specific fertilizers. These products are then marketed and sold to over 150 wholesalers throughout the 20 provinces of The People’s Republic of China. The Group conducts research and development to further improve existing products and develop new formulae and products.

2. Significant accounting policies

2.1 Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the Group to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.2 Accounts receivable

The Group maintains reserves for potential credit losses on accounts receivable. It reviews the composition of accounts receivable and analyze historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis.

2.3 Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Group compares the cost of inventories with the market value and allowance is made for writing down the inventories to their market value, if lower.

2.4 Property and equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of: 30 years for building, 10 years for machinery, 5 years for office equipment and 8 years for vehicles.

2.5 Intangible assets

Intangible assets consist of rights to use land and proprietary technology rights to fertilizers. The Company evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. Potential impairment of goodwill after July 1, 2002 is being evaluated in accordance with SFAS No. 142. The SFAS No. 142 is applicable to the financial statements of the Group beginning July 1, 2002.

2.6 Revenue recognition

The Group’s revenue recognition policies are in compliance with Staff Accounting Bulletin (“SAB”) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations by the Group exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

2.7 Stock-based compensation

In October 1995, the FASB issued SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, “Accounting for stock issued to employees” (APB 25) and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Group adopted the new fair value method. The Group uses the intrinsic value method prescribed by APB 25 and have opted for the disclosure provisions of SFAS No. 123.

2.8 Income taxes

The Group utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

According to the Provisional Regulations of the People’s Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Group have been approved by the local tax bureau and the Management Regulation of Yang Ling Agricultural High-Tech Industries Demonstration Zone. The Group is exempted from income tax in its first two years of operations.

2.9 Foreign currency transactions and comprehensive income (loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. Transactions occur in Chinese Renminbi. The unit of Renminbi is in Yuan.

2.10 Recent accounting pronouncements

In November 2004, the FASB has issued FASB Statement No. 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4” (“FAS No. 151”). The amendments made by FAS No. 151 are intended to improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities.

The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The provisions of FAS No. 151 will be applied prospectively. The Company does not expect the adoption of FAS No. 151 to have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2004, the FASB issued FASB Statement No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (“FAS No. 123R”). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company’s second quarter of fiscal 2005. The Company is in process of evaluating the impact of this pronouncements on its consolidated financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS Statement No. 153, “Exchanges of Non-monetary Assets.” The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non- monetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, “Accounting In Certain Investments In Debt And Equity Securities.” EITF 03-01 also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the Financial Accounting Standards Board (FASB) delayed the accounting provisions of EITF 03-01; however the disclosure requirements remain effective for annual reports ending after June 15, 2004. The Company will evaluate the impact of EITF 03-01 once final guidance is issued.

3. Results of operations comparison of 2004 with 2003

Twelve months ended December 31, 2004 compared to twelve months ended December 31, 2003.

3.1 Revenue

The Company generated revenues of $16,225,896 for the twelve months ended December 31, 2004, an increase of $6,442,112 or 65.84%, compared to $9,783,784 for the twelve months ended December 31, 2003. The growth in revenue was primarily attributable to the increase in customer base through the implementation of the strategy to franchise wholesale distribution to provinces outside of Shaanxi and the building of the Bodisen brand name.

3.2 Gross profit

The Company achieved a gross profit of $6,571,931 for the twelve months ended December 31, 2004, an increase of $3,494,229 or 113.5%, compared to $3,077,702 for the twelve months ended December 31, 2003. Gross margin, as a percentage of revenues, increased from 31.46% for the twelve months ended December 31, 2003, to 40.5% for the twelve months ended December 31, 2004. The increase in gross margin was attributable to the average 10% price increase for the compound fertilizer line of products which constitute 60% of total sales.

3.3 Operating expenses

The Company incurred operating expenses of $1,523,350, an increase of $319,143 or 27%, compared to $1,204,207 for the twelve months ended December 31, 2003. These operating expenses are related to increased sales and marketing costs related to the 65.84% increase in sales for 2004, as well as the hiring of 138 additional employees by the Company.

3.4 Net income

Net income increased by 155% to $5,027,403, an increase of $3,057,042, from $1,970,361. Earnings per share (EPS) rose to $0.33 in 2004 from $0.13 in 2003. The increase was attributable to the substantial growth in demand for the Company’s products throughout China, increased sales of products with a higher profit margin and the relatively low operating expenses resultant from doing business in China.

4. Liquidity and capital resources

As of December 31, 2004 the Company had $2,121,811 cash and cash equivalents on hand, compared to $2,974,773 cash and cash equivalents on hand as of December 31, 2003.

For December 31, 2004 accounts payable was $112,344 and short term loans was $980,100. Cash outflows for investing activities increased from $1,608,837 to $2,778,136 as a result of additions made to work in progress and acquisitions of property and equipment. The Company’s accounts receivable for the year ended December 31, 2004, were $4,988,984. Based on past performance and current expectations, the Directors believe its cash and cash equivalents, cash generated from operations, as well as future possible cash investments, will satisfy its working capital needs, capital expenditures and other liquidity requirements associated with its operations. On March 16, 2005, the Company completed a $3.0 million financing. The proceeds of the financing are intended for acquisition of other businesses, purchase of raw materials, increased marketing and working capital. On December 8, 2005, the Company entered into a $5.0 million loan with Amaranth Partners L.L.C., proceeds from which are to be used for prepayments for certain raw materials. This loan is more fully described in paragraph 8 of Part VI of this document.

The majority of the Company revenues and majority of the expenses in 2004 were denominated primarily in Renminbi (“RMB”), the currency of The People’s Republic of China. There is no assurance that exchange rates between the RMB and the U.S. dollar will remain stable. A devaluation of the RMB relative to the U.S. dollar could adversely affect the Company’s business, financial condition and results of operations. Bodisen does not engage in currency hedging. Inflation has not had a material impact on its business.

PART IV

FINANCIAL INFORMATION ON BODISEN BIOTECH, INC.

Summary financial information
for the three years ended December 31, 2004

The financial information contained in this Part IV in respect of the three financial years ended December 31, 2004 has been extracted without material adjustment from Bodisen’s published audited financial statements for the three years ended December 31, 2004. The statements for calendar years 2002 and 2003 relate to the period before the reverse merger and so refer to Bodisen International, Inc. and its subsidiaries. The statements for calendar year 2004 and any part of 2005 refer to the merged entity Bodisen Biotech, Inc. and its subsidiaries.

Consolidated statements of operations

The consolidated statements of operations of Bodisen Biotech, Inc. (formerly Stratabid.com, Inc.) for the three years ended December 31, 2004 are as follows:

	Year ended December 31, 2002 U.S.$	Year ended December 31, 2003 U.S.$	Year ended December 31, 2004 U.S.$

NET REVENUES	4,881,350	9,783,784	16,255,896
COST OF REVENUES	3,582,176	6,706,082	9,653,965

Gross profit	1,299,174	3,077,702	6,571,931

OPERATING EXPENSES
Selling expenses	235,077	573,807	615,549
General and administrative expenses	384,067	630,401	907,801

TOTAL SELLING, GENERAL AND ADMINISTRATIVE COSTS	619,144	1,204,207	1,523,350

INCOME FROM OPERATIONS	680,030	1,873,495	5,048,581
Net interest income (expense)	(20,565)	41,359	(28,801)
Finance charge	—	—	—
Other income	8,119	55,507	7,623

NET INCOME	667,583	1,970,361	5,027,403
Other comprehensive income	—	—	68,855

COMPREHENSIVE NET INCOME	667,583	1,970,361	5,096,258

BASIC AND DILUTED NET EARNINGS PER SHARE	U.S.$0.04(1)	U.S.$0.13(1)	U.S.$0.33(1)

Note:

(1) The earnings per share for year end December 31, 2002 and 2003 represent pro forma unaudited amounts to reflect the 15,268,000 shares issued and outstanding as of December 31, 2004, to present consistent presentation of the earnings per share for the period.

Consolidated balance sheets

The consolidated balance sheets of Bodisen Biotech, Inc. (formerly Stratabid.com, Inc.) as at the three years ended December 31, 2004 are as follows:

	December 31, 2002 U.S.$	December 31, 2003 U.S.$	December 31, 2004 U.S.$
ASSETS

Currents assets
Cash and cash equivalents	233,182	2,974,773	2,121,811
Accounts receivable, net	2,071,927	1,822,841	4,988,984
Advances to suppliers	1,662,872	1,933,516	755,210
Inventory	797,270	715,732	767,344
Loan receivable	—	—	968,000
Other assets	—	—	—

Total current assets	4,765,250	7,446,862	9,601,349

Property and equipment,	1,225,490	1,220,587	1,353,598

Capital work in progress	217,206	222,083	1,596,405

Intangible assets,	949,242	2,310,148	2,199,639

Other assets	—	—	48,736

Total assets	7,157,188	11,199,680	14,799,727

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	1,098,978	1,634,163	112,344
Accrued expenses	—	75,755	264,502
Unearned revenue	601,975	15,888	—
Short term loans	12,000	1,092,000	980,100
Dividend payable	180,000	—	—
Other payables	81,423	14,300	—
Convertible debenture, net discount due to beneficial conversion	—	—	—

Total current liabilities	1,974,376	2,832,106	1,356,946

Long term liabilities
Long term loans	—	—	—

Stockholders’ equity
Preferred stock, $0.0001 per share, authorized 5,000,000 shares; none issued	—	—	—
Common stock, $0.001 per share authorized 50,000,000 shares; issued and outstanding 1,500 shares as of December 31, 2002 and 2003	1	1	—
Common stock, $0.0001 per share authorized 30,000,000 shares; issued and outstanding 15,268,000 shares as of December 31, 2004 and March 31, 2005	—	—	1,527
Additional paid-in capital	4,799,999	6,014,399	5,991,823
Accumulated other comprehensive gain	—	—	68,855
Statutory reserve	66,758	263,795	1,017,905
Retained earnings	316,054	2,089,379	6,362,671

Total stockholders’ equity	5,182,813	8,367,574	13,442,781

Total liabilities and stockholders’ equity	7,157,188	11,199,680	14,799,727

Consolidated statements of cash flows

The consolidated statements of cash flows of Bodisen Biotech, Inc. (formerly Stratabid.com, Inc.) for the three years ended December 31, 2004 are as follows:

	Year ended December 31, 2002 U.S.$	Year ended December 31, 2003 U.S.$	Year ended December 31, 2004 U.S.$

Cash flows from operating activities
Net income	667,583	1,970,361	5,027,403
Adjustments to reconcile net loss to the net cash used in operating activities:
Depreciation and amortisation	149,699	247,958	302,803
Changes in working capital:
Accounts receivable	288,218	249,086	(3,166,143)
Advances to suppliers	(893,393)	(270,645)	1,178,306
Inventory	300,312	81,538	51,612
Other assets	—	—	(48,736)
Accounts payable	(38,379)	535,186	(1,521,819)
Unearned revenue	589,812	(586,087)	(15,888)
Accrued expenses	(130,252)	75,753	196,031
Other payables	3,423	(67,122)	(35,350)

Net cash used in operating activities	937,023	2,236,028	1,968,219

Effect of exchange rate on cash	—	—	68,855

Cash flow from investing activities
Payment on loan receivable	—	—	(968,000)
Acquisition of property & equipment	(600,666)	(133,653)	(435,814)
Additions to intangible assets	—	(1,470,307)	—
Additions to work in progress	(217,206)	(4,877)	(1,374,322)

Net cash used in investing activities	(817,872)	(1,608,837)	(2,778,136)

Cash flows from financing activities
Payments on loan from officers/shareholders	(217,338)	—	—
Proceeds from convertible debt	—	—	—
Proceeds from (payments on) loan	12,000	1,080,000	(111,900)
Issuance of stock by subsidiary	—	1,214,400	—
Dividend paid	—	(180,000)	—

Net cash provided by (used in) financing activities	(205,338)	2,114,400	(111,900)

Net increase/(decrease) in cash and cash equivalents	(86,187)	2,741,591	(852,962)

Cash and cash equivalents, beginning of period	319,369	233,182	2,974,773

Cash and cash equivalents, end of period	233,182	2,974,773	2,121,811

BODISEN BIOTECH, INC. AND SUBSIDIARIES
FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (UNAUDITED)

Consolidated statements of income (unaudited)

	For the three month periods ended		For the nine month periods ended

	September 30, 2005 $	September 30, 2004 $	September 30, 2005 $	September 30, 2004 $

Net revenue	10,516,790	5,407,841	23,635,270	11,824,135
Cost of revenue	6,561,181	3,388,736	14,769,820	6,944,873

Gross profit	3,955,609	2,019,105	8,865,450	4,879,262

Operating expenses
Selling expenses	294,860	228,624	674,768	459,579
General and administrative expenses	299,557	177,695	1,009,439	531,149

Total operating expenses	594,417	406,319	1,684,207	990,728

Income from operations	3,361,192	1,612,786	7,181,243	3,888,534

Non-operating income/(expenses)
Interest income	(5,461)	-	42,594	-
Other income	-	3,816	-	11,568
Interest expense	(484,690)	(19,770)	(864,050)	(58,281)

Total non-operating income/(expenses)	(490,151)	(15,954)	(821,456)	(46,713)

Net income	2,871,041	1,596,832	6,359,787	3,841,822
Other comprehensive income/(loss)
Foreign currency translation gain	524,838	30,524	524,838	69,625

Comprehensive income	3,395,879	1,627,356	6,884,625	3,911,447

Basic weighted average shares outstanding	15,326,344	15,268,000	15,289,569	15,268,000

Basic earnings per share	$0.19	$0.10	$0.42	$0.25

Diluted weighted average shares outstanding	15,619,663	15,324,318	15,982,006	15,292,453

Diluted earnings per share	$0.19	$0.10	$0.41	$0.25

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Consolidated balance sheet

September 30, 2005 (unaudited)

As of September 30, 2005 $
ASSETS

Current assets:
Cash & cash equivalents	3,841,228
Accounts receivable, net	7,628,933
Advances to suppliers	664,524
Prepaid expenses	284,142
Inventory	1,037,343
Loan receivable	997,274
Investment	2,869,360
Other assets	74,823

Total current assets	17,397,627

Property and equipment, net	5,005,832

Construction in progress	1,240,000

Intangible assets, net	2,154,350

Total assets	25,797,809

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	405,130
Other payable	378,699
Accrued expenses	167,480
Notes payable	880,400
Convertible debenture, net discount due to beneficial conversion	1,515,023

Total current liabilities	3,346,732

Stockholders’ equity:
Preferred stock, $0.0001 per share; authorized 5,000,000 shares; none issued	-
Common stock, $0.0001 per share; authorized 30,000,000 shares; issued and outstanding 15,474,220 shares	1,547
Additional paid in capital	8,184,329
Statutory reserve	2,061,054
Accumulated other comprehensive income	524,838
Retained earnings	11,679,309

Total stockholders’ equity	22,451,077

Total liabilities and stockholders’ equity	25,797,809

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Consolidated statements of cash flows

For the nine month periods ended September 30, 2005 and 2004 (unaudited)

	For the nine month periods ended

	September 30, 2005 $	September 30, 2004 $
Cash flows from operating activities:
Net income	6,359,787	3,841,821
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	498,950	204,511
Amortization of beneficial conversion feature	634,285	-
(Increase)/decrease in current assets:
Accounts receivable	(2,639,949)	(2,849,233)
Advances to suppliers	90,686	933,986
Inventory	(269,999)	208,287
Other assets	(26,087)	(201,652)
Increase/(decrease) in current liabilities:
Accounts payable	292,786	(1,238,063)
Unearned revenue	-	(15,888)
Other payable	378,699	206,191
Accrued expenses	(307,900)	37,838

Net cash provided by operating activities	5,011,258	1,127,798

Effect of exchange rate on cash	455,983	69,625

Cash flows from investing activities:
Acquisition of property & equipment	(3,393,085)	(305,633)
Work in progress	(356,405)	(1,278,543)
Loan receivable	(29,274)	-
Investments	(2,869,360)	-

Net cash used in investing activities	(6,648,124)	(1,584,176)

Cash flows from financing activities:
Loan repayment	(99,700)	(3,000)
Proceeds from convertible debenture	3,000,000	-

Net cash provided by/(used in) financing activities	2,900,300	(3,000)

Net increase/(decrease) in cash and cash equivalents	1,719,417	(389,753)
Cash and cash equivalents, beginning balance	2,121,811	2,974,773

Cash and cash equivalents, ending balance	3,841,228	2,585,020

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Notes to the consolidated financial statements

September 30, 2005 (unaudited)

1. Organization and description of business

Yang Ling Bodisen Biology Science and Technology Development Company Limited (“BBST”) was founded in the People’s Republic of China on August 31, 2001. BBST, located in Yang Ling Agricultural High-Tech Industries Demonstration Zone, is primarily engaged in developing, manufacturing and selling pesticides and compound organic fertilizers in the People’s Republic of China. Bodisen International, Inc. (“BII”) is a Delaware Corporation, incorporated on November 19, 2003. BII was a non-operative holding company of BBST. On December 15, 2003, BII entered in to an agreement with all the shareholders of BBST to exchange all of the outstanding stock of BII for all the issued and outstanding stock of BBST. After the consummation of the agreement, the former shareholders of BBST owned 1500 shares of common stock of BII, which represents 100% of BII’s issued and outstanding shares. For U.S. Federal income tax purpose, the transaction was intended to be qualified as a tax-free transaction under section 351 of the Internal Revenue Code of 1986, as amended.

The exchange of shares with BBST has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of the BBST obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of BBST, with BBST being treated as the continuing entity. The historical financial statements presented are those of BBST. The continuing company has retained December 31 as its fiscal year end. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted.

On February 24, 2004, BII consummated a merger agreement with Stratabid.com, Inc. (“Stratabid”), a Delaware corporation, to exchange 12,000,000 shares of Stratabid to the shareholders of BII, in which BII merged into Bodisen Holdings, Inc. (“BHI”), an acquisition subsidiary of Stratabid, with BHI being the surviving entity. As a part of the merger, Stratabid cancelled 3,000,000 shares of its issued and outstanding stock owned by its former president and declared a stock dividend of three shares on each share of its common stock outstanding for all stockholders on record as of February 27, 2004.

Stratabid was incorporated in the State of Delaware on January 14, 2000 and before the merger, was a start- up stage Internet based commercial mortgage origination business based in Vancouver, BC, Canada.

The exchange of shares with Stratabid has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of BII obtained control of Stratabid. On March 1, 2004, Stratabid was renamed Bodisen Biotech, Inc. (the “Company”). Accordingly, the merger of the two companies has been recorded as a recapitalization of the Company, with the Company being treated as the continuing entity. The financial statements of legal acquiree are not significant; therefore, no pro forma financial information is submitted.

In March 2005, Bodisen Biotech Inc. completed a $3 million convertible debenture private placement through an institutional investor. Approximately $651,000 in expenses relating to this private placement has been amortized over the term of the convertible debenture. The net proceeds from this offering were sent to China towards capital contribution of the registration of a wholly-owned Bodisen subsidiary by the name of “Yang Ling Bodisen Agricultural Technology Co., Ltd. (“Agricultural”). In June 2005, Agricultural completed a transaction with Yang Ling Bodisen Biology Science and Technology Development Company Limited (“Yang Ling”), Bodisen Biotech, Inc.’s operating subsidiary in China, which resulted in Agricultural owning 100% of Yang Ling.

2. Basis of preparation

The accompanying unaudited financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results for any future period. These statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the fiscal year ended December 31, 2004.

Accounts receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Terms of the sales vary from COD through a credit term up to 9 to 12 months. Reserves are recorded primarily on a specific identification basis. Allowance for doubtful debts amounted to $189,896 at September 30, 2005.

Advances to suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured. The advances amounted to $664,524 at September 30, 2005.

Income taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. According to the Provisional Regulations of the People’s Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Company had been approved by the local tax bureau and the Yang Ling Agricultural High-Tech Industries Demonstration Zone. The Company is exempted from income tax through 2007.

In March 2005, Bodisen Biotech Inc. formed a new 100% wholly-owned subsidiary named Yang Ling Bodisen Agricultural Technology Co., Ltd. (“Agricultural”) in China. Under Chinese law, a newly formed wholly owned subsidiary of a foreign company enjoys an income tax exemption for the first two years and a 50% reduction of normal income tax rates for the following 3 years. In order to extend such tax benefits, in June 2005, Agricultural completed a transaction with Yang Ling Bodisen Biology Science and Technology Development Company Limited (“Yang Ling”, Bodisen Biotech, Inc.’s operating subsidiary in China), which resulted in Agricultural owning 100% of Yang Ling.

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Foreign currency transactions and comprehensive income (loss)

Assets and liabilities in foreign currency are recorded at the balance sheet date at the rate prevailing on that date. Items entered on the income statement are recorded at the average exchange rate. Gains or losses on foreign currency transactions are reflected on the income statement. Gains or losses on financial statement translation from foreign currency are recorded as separate components in the equity section of the balance sheet, under comprehensive income. The functional currency of the Company is the Chinese Renminbi. As of September 30, 2005, comprehensive income in the consolidated statements of operation included $524,838 translation gain.

Segment reporting

The Company consists of one reportable business segment. All revenue is from customers in People’s Republic of China. All of the Company’s assets are located in People’s Republic of China.

Recent pronouncements

On May 15, 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 150 (“SFAS 150”), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or “mezzanine” equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, SFAS 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS 150 affects an entity’s classification of the following freestanding instruments: a) Mandatorily redeemable instruments b) Financial instruments to repurchase an entity’s own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) SFAS 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. For private companies, mandatorily redeemable financial instruments are subject to the provisions of SFAS 150 for the fiscal period beginning after December 15, 2003. The Company does not expect the adoption of SFAS No. 150 to have a material impact on its financial position or results of operations or cash flows.

In December 2003, FASB issued a revised Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46R”). FIN 46R addresses consolidation by business enterprises of variable interest entities and significantly changes the consolidation application of consolidation policies to variable interest entities and, thus improves comparability between enterprises engaged in similar activities when those activities are conducted through variable interest entities. The Company does not hold any variable interest entities.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This statement applies to all voluntary changes in accounting principles and requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless such would be impracticable. This statement also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We are evaluating the effect the adoption of this interpretation will have on the Company’s financial position, cash flows and results of operations.

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements (“EITF 05-6”) EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on its consolidated financial position or results of operations.

3. Principles of consolidation

The accompanying consolidated financial statements include the accounts of Bodisen Biotech, Inc. (from the merger date), its 100% wholly-owned subsidiary Bodisen Holdings, Inc. (“BHI”), BHI’s 100% wholly- owned subsidiary Yang Ling Bodisen Biology Science and Technology Development Company Limited, and a 100% wholly-owned subsidiary, incorporated in March 2005, named Yang Ling Bodisen Agricultural Technology Co., Ltd. All significant inter-company accounts and transactions have been eliminated in consolidation.

4. Major vendors

Five vendors provided 81% of the Company’s raw materials for the nine month periods ended September 30, 2005. The payable balance for these parties amounted to $225,780.

5. Advance to officer

During the six month period ending June 30, 2005, the Company advanced $2,383,217 to 4 officers as a short term loan. Said loan was interest free, unsecured, and payable upon demand. This loan was repaid during the quarter ended September 30, 2005.

6. Loan receivable

The company has a loan receivable from an unrelated party amounting $997,294 as of September 30, 2005. This loan is unsecured, bears 9% interest per annum and matures on December 7, 2005.

7. Investment

During the nine month period ended September 30, 2005, the company has invested $2,869,360 for a 13% interest of an investee company. The Company accounts for this investment under the cost method.

8. Intangible assets

Net intangible assets at September 30, 2005 were as follows:

$

Rights to use land	1,710,423
Fertilizers proprietary technology rights	992,000

2,702,423
Less Accumulated amortization	(548,073)

2,154,350

The Company’s office and manufacturing site is located in Yang Ling Agricultural High-Tech Industries Demonstration Zone in the province of Shanxi, People’s Republic of China. The Company leases land per a real estate contract with the government of People’s Republic of China for a period from November 2001 through November 2051. Per the People’s Republic of China’s governmental regulations, the Government owns all land.

During July 2003, the Company leased another parcel of land per a real estate contract with the government of the People’s Republic of China for a period from July 2003 through June 2053.

The Company has recognized the amounts paid for the acquisition of rights to use land as intangible asset and amortizing over a period of fifty years.

The Company acquired Fluid and Compound Fertilizers proprietary technology rights with a life ending December 31, 2011. The Company is amortizing Fertilizers proprietary technology rights over a period of ten years, the contractual life, which is shorter than the estimated useful life of the rights.

Amortization expense for the Company’s intangible assets for the nine month periods ending September 30, 2005 and 2004 amounted to $64,940 each period.

Amortization expense for the Company’s intangible assets over the next five fiscal years is estimated to be: 2006-$130,000, 2007-$130,000, 2008-$130,000, 2009-$130,000 and 2010-$100,000.

9. Notes payable

As of September 30, 2005, the Company has notes payable in the amount of $880,400, of which, $868,000 is from the local bank with the Company’s building and “right to use land” as collateral. $434,000 of the $868,000 is due on October 28, 2005 with 0.605% monthly interest. The remaining $434,000 of the $868,000 is due on June 29, 2006 with 0.651% monthly interest.

10. Shareholders’ equity

On February 24, 2004, BII entered into a merger agreement with Stratabid.com, Inc. (“Stratabid”) to exchange 12,000,000 shares of Stratabid to the shareholders of BII. As a part of the merger, Stratabid cancelled 3,000,000 shares of its issued and outstanding stock owned by a majority shareholder and declared a stock dividend of three shares on each share of its common stock outstanding for all stockholders on record as of February 27, 2004, after the merger agreement. The Company has a total of 15,474,220 shares of common stock outstanding as of September 30, 2005.

11. Convertible debenture

On March 16, 2005, the Company completed a private placement offering. The Company received the sum of $3 million and issued a one year 9% debenture convertible into shares of common stock by dividing the aggregate principal and accrued interest by a conversion price of $4.80; and three year warrants to purchase 187,500 shares of common stock at $4.80 per share and three year warrants to purchase 40,000 shares of common stock at $6.88 per share.

This debenture was considered to have an embedded beneficial conversion feature because the conversion price was less than the quoted market price at the time of the issuance. The Company allocated the proceeds of the debt between the warrant and the debt based on relative fair values. Accordingly, the beneficial conversion feature of $803,381 was recorded separately based on the intrinsic value method per EITF 00-27. The debenture is recorded in the balance sheet at face value less the unamortized beneficial conversion feature and unamortized interest on warrants of $367,574 and $167,403, respectively.

During the year, $950,000 of debentures was converted into 206,220 shares of common stock.

12. Stock options

In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock Based Compensation- Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used, on reported results. The Statement is effective for the Company’s interim reporting period ending January 31, 2003.

In compliance with SFAS No. 148, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation plan as defined by APB No. 25 and has made the applicable disclosures below.

Had the Company determined employee stock based compensation cost based on a fair value model at the grant date for its stock options under SFAS 123, the Company’s net earnings per share would have been adjusted to the pro forma amounts for the nine month periods ended September 30, 2005 as follows ($ in thousands, except per share amounts):

	Nine month periods ended

	September 30, 2005 $	September 30, 2004 $

Net income — as reported	$6,359	$3,841
Stock-based employee compensation expense included in reported net income, net of tax
Total stock-based employee compensation under fair-value-based method for all rewards, net of tax	(12)	0

Pro forma net income	$6,347	$3,841

Earnings per share:

	Nine month periods ended

	September 30, 2005	September 30, 2004

Basic, as reported	$0.42	$0.25
Diluted, as reported	$0.41	$0.25
Basic, pro forma	$0.42	$0.25
Diluted, pro forma	$0.41	$0.25

In 2004, the board of directors approved the creation of the 2004 Stock Option Plan. This plan provides for the grant of incentive stock options to employees, directors and consultants. Options issued under this plan will expire over a maximum term of five years from the date of grant.

Pursuant to the Stock Option Plan, the Company granted 110,000 stock options to two Directors (55,000 options each) in the year ended December 31, 2004, of which 100,000 stock options was granted on June 4, 2004 and the balance of 10,000 was granted on Dec. 28, 2004.

On the first 100,000 stock options granted, 50,000 stock options vested immediately and 50,000 stock options became vested over 8 equal quarterly installments, with the first installment vesting at the end of the second quarter of 2004. The 10,000 stock options granted on Dec. 28, 2004 vested on Dec. 31, 2004.

The option exercise price was $5 for the first 100,000 stock options which was the same as fair value of the shares at the time of granting of the options. The option exercise price was $5.80 for the second 10,000 stock options which was the same as fair value of the shares at the time of granting of the options. Accordingly, no compensation expenses were recorded.

The Company did not grant any option during the nine month period ended September 30, 2005.

13. Supplemental disclosure of cash flows

The Company prepares its statements of cash flows using the indirect method as defined under the Statement of Financial Accounting Standard No. 95.

The Company paid $78,143 and $58,281 for interest and $0 for income tax during the nine month periods ended September 30, 2005 and 2004, respectively.

Cash from financing activities excludes the effect on conversion of $950,000 of debentures into 206,220 shares of common stock.

14. Statutory common welfare fund and reserve

As stipulated by the Company Law of the People’s Republic of China (“PRC”), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i) making up cumulative prior years’ losses, if any;

(ii) allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital;

(iii) allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company’s “Statutory common welfare fund,” which is established for the purpose of providing employee facilities and other collective benefits to the Company’s employees; and

(iv) allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

In accordance with the Chinese Company Law, the company has allocated 15% of its annual net income, amounting $2,061,054 and $647,977 as statutory reserve including Statutory common welfare fund for the nine month periods ended September 30, 2005 and 2004, respectively.

The Company makes annual contributions of 14% of all employees’ salaries to employee welfare plan. The total expense for the above plan $50,795 and $49,642 for the nine month period ended September 30, 2005 and 2004, respectively.

15. Factory location and lease commitments

BBST’s principal executive offices are located at North Part of Xinquia Road, Yang Ling Agricultural High-Tech Industries Demonstration Zone Yang Ling, Shanxi province, People’s Republic of China. BBST owns two factories, which includes three production lines, an office building, one warehouse, and two research labs located on 10,900 square meters of land. BBST leases a branch office in Xian City with monthly rents of $478 from January 6, 2005 through February 5, 2006. BBST also leases a warehouse in Yang Ling near the site of Bodisen’s factories. Total lease commitment through September 30, 2005 amounted to $1,276.

16. Earnings per share

Earnings per share for nine month periods ended September 30, 2005 and 2004 were determined by dividing net income for the periods by the weighted average number of basic shares of common stock and common stock equivalents outstanding; and dividing net income plus the interest expense charged for convertible debenture by weighted average number of diluted shares of common stock and common stock equivalents outstanding.

The following is an analysis of the differences between basic and diluted earnings per common share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share.”

	Nine month periods ended

	September 30, 2005	September 30, 2004

Weighted average common shares outstanding	15,289,569	15,268,000
Effect of dilutive securities: stock options	692,437	24,453
Weighted average common shares outstanding and common share equivalents	15,982,006	15,292,453

17. Merger agreements

On February 11, 2004, Stratabid entered into an Agreement and Plan of Merger with Bodisen Acquisition Corp., a Delaware corporation (“BAC”) wholly-owned by Stratabid, Bodisen International, Inc., a Delaware corporation (“BII”) and the shareholders of BII. BII has one 100% wholly-owned subsidiary in Shanxi, China, Yang Ling Bodisen Biology Science and Technology Development Company Limited (“BBST”). Under the terms of the agreement, BAC acquired 100 percent of BII’s stock in exchange for the issuance by Stratabid of three million shares of its common stock to the holders of BII. The new shares constitute approximately 79 percent of the outstanding shares of Stratabid, which changed its name to Bodisen Biotech, Inc. (the “Company”). The Agreement and Plan of Merger was closed on February 24, 2004.

BII’s Chairman of the Board was appointed the Company’s Chief Executive Officer.

At the Effective Time, by virtue of the Merger and without any action on the part of the BAC, BII or the BII Shareholders, the shares of capital stock of each of BII and the BAC were converted as follows:

(a) Capital Stock of the BAC. Each issued and outstanding share of the BAC’s capital stock continued to be issued and outstanding and was converted into one share of validly issued, fully paid, and non- assessable common stock of the Surviving Company (Bodisen Holdings, Inc.). Each stock certificate of the BAC evidencing ownership of any such shares continued to evidence ownership of such shares of capital stock of the Surviving Company.

(b) Conversion of BII Shares. Each BII Share that was issued and outstanding at the Effective Time was automatically cancelled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive at the time and in the amounts described in the Agreement an amount of Acquisition Shares equal to the number of Acquisition Shares divided by the number of BII Shares outstanding immediately prior to Closing. All such BII Shares, so converted, were no longer outstanding and were automatically cancelled and retired and ceased to exist, and each holder of a certificate representing any such shares ceased to have any rights with respect thereto, except the right to receive the Acquisition Shares paid in consideration therefore upon the surrender of such certificate in accordance with the Agreement.

(c) Within thirty (30) days from the Closing Date, Stratabid was required to sell its business operations, as they exist immediately prior to the Closing, to Derek Wasson, former president. In consideration of the sale, Mr. Wasson returned 750,000 Company Common Shares to Stratabid for cancellation. In addition, Mr. Wasson forgave all indebtedness owed by Stratabid to Mr. Wasson. Other than indebtedness of BII, Stratabid had no indebtedness or other liability of any kind or nature after the sale of the business to Mr. Wasson, save and except for liabilities incurred in connection with the Merger.

18. Current vulnerability due to certain concentrations

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, by the general state of the PRC’s economy. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

19. Reclassifications

Certain prior period amounts have been reclassified to conform to the period ended September 30, 2005 presentation.

BODISEN BIOTECH, INC.
(FORMERLY STRATABID.COM, INC.)

FINANCIAL STATEMENTS DECEMBER 31, 2004 AND 2003

Report of independent registered public accounting firm

To the Board of Directors and Stockholders

Bodisen Biotech, Inc.

We have audited the accompanying consolidated balance sheet of Bodisen Biotech, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2004 and the related consolidated statements of income, stockholders’ equity, and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bodisen Biotech, Inc. and subsidiaries as of December 31, 2004, and the results of its consolidated operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

/S/ KABANI & COMPANY, INC.

CERTIFIED PUBLIC ACCOUNTANTS
Huntington Beach, California
March 1, 2005

Consolidated balance sheet

December 31, 2004
CURRENT ASSETS:
Cash & cash equivalents	$2,121,811
Accounts Receivable, net	4,988,984
Advances to Suppliers	755,210
Inventory	767,344
Loan Receivables	968,000

Total current assets	9,601,349

Property and equipment, net	1,353,598

Capital work in progress	1,596,405

Intangible assets, net	2,199,639

Other assets	48,736

Total assets	$14,799,727

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$112,344
Accrued expenses	264,502
Short term loans	980,100

Total current liabilities	1,356,946

Stockholders’ equity:
Preferred stock, $0.0001 per share; authorized 5,000,000 shares; none issued	—
Common stock, $0.0001 per share; authorized 30,000,000 shares; issued and outstanding 15,268,000 shares	1,527
Additional paid in capital	5,991,823
Accumulated other comprehensive gain	68,855
Statutory reserve	1,017,905
Retained earnings	6,362,671

Total stockholders’ equity	13,442,781

Total liabilities and stockholders equity	14,799,727

The accompanying notes are an integral part of these condensed consolidated financial statements.

Consolidated statements of income

For the years ended December 31, 2004 and 2003

	2004	2003

Net revenue	$16,225,896	$9,783,784
Cost of revenue	9,653,965	6,706,082

Gross profit	6,571,931	3,077,702

Operating expenses
Selling expenses	615,549	573,807
General and administrative expenses	907,801	630,401

Total operating expenses	1,523,350	1,204,207
Income from operations	5,048,581	1,873,495

Non-operating Income (expense):
Other income (expense)	7,623	—
Interest income	45,338	138,225
Interest expense	(74,139)	(41,359)
Total non-operating income (expense)	(21,178)	96,866
Net Income	5,027,403	1,970,361

Other comprehensive income/(loss)
Foreign currency translation gain	68,855	—

Comprehensive income	$5,096,258	$1,970,361

Basic weighted average shares outstanding	15,268,000	15,268,000

Basic earnings per share	$0.33	$0.1

Diluted weighted average shares outstanding	15,328,356	15,268,000

Diluted earnings per share	$0.33	$0.13

The accompanying notes are an integral part of these condensed consolidated financial statements.

Consolidated statements of stockholders equity

For the years ended December 31, 2004 and 2003

Common Stock
	Number of Shares	Amount	Additional paid in capital	Accumu- lated Other Compre- hensive Gain	Statutory reserve	Retained earnings (deficit)	Total stockholders’ equity

Balance, January 1, 2003	1,500	$1	$6,014,399	$—	$66,758	$316,054	$6,397,212
Recapitalization on reverse acquisition	15,266,500	1,526	(22,576)	—	—	—	(21,050)

Balance after recapitalization	15,268,000	1,527	5,991,823	—	66,758	316,054	6,376,162

Net income for the year ended December 31, 2003	—	—	—		—	1,970,361	1,970,361
Allocation to statutory reserve Foreign Translation gain/(loss)	—	—	—		197,036	(197,036)	—
Balance, December 31, 2003	15,268,000	1,527	5,991,823	—	263,794	2,089,379	8,346,523

Foreign currency translation adjustments	—	—	—	68,855	—	—	68,855
Net income for the year ended December 31, 2004	—	—	—	—	—	5,027,403	5,027,403
Allocation to statutory reserve	—	—	—	—	754,110	(754,110)	—
Balance, December 31, 2004	15,268,000	$1,527	$5,991,823	$68,855	$1,017,905	$6,362,671	$13,442,781

The accompanying notes are an integral part of these condensed consolidated financial statements.

Consolidated statements of cash flow

For the years ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net Income	$5,027,403	$1,970,361
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	302,803	247,958
(Increase)/decrease in current assets:
Accounts receivable	(3,166,143)	249,086
Advances to suppliers	1,178,306	(270,645)
Inventory	51,612	81,538
Other Assets	(48,736)	—
Increase/(decrease) in current liabilities:
Accounts payable	(1,521,819)	535,186
Unearned revenue	(15,888)	(586,087)
Other payables	(35,350)	(67,122)
Accrued expenses	196,031	75,753

Net cash provided by operating activities	1,968,219	2,236,028

Effect of exchange rate on cash	68,855

Cash flows from investing activities:
Payment on loan receivable	(968,000)	—
Acquisition of property & equipment	(435,814)	(133,653)
Additions to intangible assets	—	(1,470,307)
Additions to work in progress	(1,374,322)	(4,877)

Net cash used in investing activities	(2,778,136)	(1,608,837)

Cash flows from financing activities:
Payments of loan from officers/shareholder		—
Proceeds from (payments on) loan	(111,900)	1,080,000
Issuance of subsidiary stock	—	1,214,400
Dividend paid	—	(180,000)

Net cash provided by (used in) financing activities	(111,900)	2,114,400

Net increase/(decrease) in cash and cash equivalents	(852,962)	2,741,591
Cash and cash equivalents, beginning balance	2,974,773	233,182

Cash and cash equivalents, ending balance	$2,121,811	$2,974,773

The accompanying notes are an integral part of these condensed consolidated financial statements.

Notes to the consolidated financial statements

December 31, 2004 and 2003

1. Organization and description of business

Yang Ling Bodisen Biology Science and Technology Development Company Limited (“BBST”) was founded in the People’s Republic of China on August 31, 2001. BBST, located in Yang Ling Agricultural High-Tech Industries Demonstration Zone, is primarily engaged in developing, manufacturing and selling pesticides and compound organic fertilizers in the People’s Republic of China. Bodisen International, Inc. (“BII”) is a Delaware Corporation, incorporated on November 19, 2003. BII was a non-operative holding company of BBST. On December 15, 2003, BII entered in to an agreement with all the shareholders of BBST to exchange all of the outstanding stock of BII for all the issued and outstanding stock of BBST. After the consummation of the agreement, the former shareholders of BBST own 1500 shares of common stock of BII, which represent 100% of BII’s issued and outstanding shares. For U.S. Federal income tax purpose, the transaction is intended to be qualified as a tax-free transaction under section 351 of the Internal Revenue Code of 1986, as amended.

The exchange of shares with BBST has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of the BBST obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of BBST, with BBST being treated as the continuing entity. The historical financial statements presented are those of BBST. The continuing company has retained December 31 as its fiscal year end. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted.

On February 24, 2004, BII consummated a merger agreement with Stratabid.com, Inc. (“Stratabid”), a Delaware corporation, to exchange 12,000,000 shares of Stratabid to the shareholders of BII, in which BII merged into Bodisen Holdings, Inc. (BHI), an acquisition subsidiary of Stratabid, with BHI being the surviving entity. As a part of the merger, Stratabid cancelled 3,000,000 shares of its issued and outstanding stock owned by its former president and declared a stock dividend of three shares on each share of its common stock outstanding for all stockholders on record as of February 27, 2004.

Stratabid was incorporated in the State of Delaware on January 14, 2000 and before the merger, was a start- up stage Internet based commercial mortgage origination business based in Vancouver, BC, Canada.

The exchange of shares with Stratabid has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of BII obtained control of Stratabid. On March 1, 2004, Stratabid was renamed Bodisen Biotech, Inc. (the “Company”). Accordingly, the merger of the two companies has been recorded as a recapitalization of the Company, with the Company being treated as the continuing entity. The financial statements of legal acquiree are not significant; therefore, no pro forma financial information is submitted.

2. Summary of significant accounting policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Terms of the sales vary from COD through a credit term up to 9 to 12 months. Reserves are recorded primarily on a specific identification basis. Allowance for doubtful debts amounted to $185,301 as at December 31, 2004.

Advances to suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured. The advances to suppliers amounted to $755,210 at December 31, 2004.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down the inventories to there market value, if lower.

Loan receivable

On December 8, 2004, the Company entered in to an agreement to loan $968,000 to an unrelated party. The loan is unsecured, payable by December 7, 2005 and carries an interest rate of 8.7% per annum.

Property & Equipment & Capital work in progress

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of: 30 years for building, 10 years for machinery, 5 years for office equipment and 8 years for vehicles.

On December 31, 2004, the Company has “Capital Work in Progress” representing the construction in progress of the Company’s manufacturing plant amounting $1,596,405.

Long-lived assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2004 there were no significant impairments of its long-lived assets.

Intangible Assets

Intangible assets consist of Rights to use land and Fertilizers proprietary technology rights. The Company evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the years ended December 31, 2004 and 2003 were insignificant.

Stock-based compensation

In October 1995, the FASB issued SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, “Accounting for stock issued to employees” (APB 25) and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No.123.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

According to the Provisional Regulations of the People’s Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Company had been approved by the local tax bureau and the Yang Ling Agricultural High-Tech Industries Demonstration Zone. The Company is exempted from income tax through December 31, 2004.

Foreign currency transactions and comprehensive income (loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The functional currency of the Company is Chinese Renminbi. The unit of Renminbi is in Yuan. Translation gains of $68,855 at December 31, 2004 are classified as an item of other comprehensive income in the stockholders’ equity section of the consolidated balance sheet. During the year ended December 31, 2004, comprehensive income in the consolidated statements of operation included translation gains of $68,855. The Company had insignificant translation gain in the year ended December 31, 2003.

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Statement of Cash Flows:

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company’s consolidated financial statements as the Company consists of one reportable business segment. All revenue is from customers in People’s Republic of China. All of the Company’s assets are located in People’s Republic of China.

Recent Pronouncements

In November 2004, the FASB has issued FASB Statement No. 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4” (“FAS No. 151”). The amendments made by FAS No. 151 are intended to improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities.

The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The provisions of FAS No. 151 will be applied prospectively. The Company does not expect the adoption of FAS No. 151 to have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2004, the FASB issued FASB Statement No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (“FAS No. 123R”). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company’s second quarter of fiscal 2006. The Company is in process of evaluating the impact of this pronouncements on its consolidated financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS Statement No. 153, “Exchanges of Nonmonetary Assets.” The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, “ACCOUNTING IN CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES.” EITF 03-01 also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other- than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the Financial Accounting Standards Board (FASB) delayed the accounting provisions of EITF 03-01; however the disclosure requirements remain effective for annual reports ending after June 15, 2004. The Company will evaluate the impact of EITF 03-01 once final guidance is issued.

3. Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, BII and its wholly owned subsidiary, BBST. All significant inter-company accounts and transactions have been eliminated in consolidation. The acquisition of BII on February 24, 2004, has been accounted for as a purchase and treated as a reverse acquisition (note 1). The historical results for the year ended December 31, 2004 include both the Company (from the acquisition date) and BII and BBST (for full year) while the historical results for the year ended December 31, 2003 includes only BBST and BII.

4. Intangible assets

Net intangible assets at December 31, 2004 were as follows:

Rights to use land	$1,666,920
Fertilizers proprietary technology rights	968,000

2,634,920
Less Accumulated amortization	(435,281)

$2,199,639

The Company’s office and manufacturing site is located in Yang Ling Agricultural High-Tech Industries Demonstration Zone in the province of Shanxi, People’s Republic of China. The Company leases land per a real estate contract with the government of People’s Republic of China for a period from November 2001 through November 2051. Per the People’s Republic of China’s governmental regulations, the Government owns all land.

During July 2003, the Company leased another parcel of land per a real estate contract with the government of the People’s Republic of China for a period from July 2003 through June 2053.

The Company has recognized the amounts paid for the acquisition of rights to use land as intangible asset and amortizing over a period of fifty years. The “Rights to use land” is being amortized over 50 years period.

The Company acquired Fluid and Compound Fertilizers proprietary technology rights with a life ending December 31, 2011. The Company is amortizing Fertilizers proprietary technology rights over a period of ten years.

Amortization expense for the Company’s intangible assets for the year ended December 31, 2004 and 2003 amounted to $130,181 and $109,401, respectively.

Amortization expense for the Company’s intangible assets over the next five fiscal years is estimated to be: 2005-$130,000, 2006-$130,000, 2007-$130,000, 2008-$130,000 and 2009-$130,000.

5. Short term loans

Short term loans consisted of the following at December 31, 2004:

Note payable to bank, interest rate; 6.51% per annum, payable quarterly, maturity date; 5/30/05, secured by assets of the Company.	$544,500

Note payable to bank, interest rate; 6.05% per annum, payable quarterly, maturity date; 10/28/05, secured by assets of the Company.	423,500

Short term support loan from the Shanxi Technology Bureau of the Government of People’s Republic of China, interest free; secured by assets of the Company, due on demand.	12,100

$980,100

6. Shareholders’ equity

On February 24, 2004, BII entered into a merger agreement with Stratabid.com, Inc. (Stratabid) to exchange 12,000,000 shares of Stratabid to the shareholders of BII (note 14). As a part of the merger, Stratabid cancelled 3,000,000 shares of its issued and outstanding stock owned by a majority shareholder and declared a stock dividend of three shares on each share of its common stock outstanding for all stockholders on record as of February 27, 2004, after the merger agreement. The Company has a total of 15,268,000 shares of common stock outstanding as of December 31, 2004.

7. Stock options

In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock Based Compensation- Transition and Disclosure”. SFAS No. 148 amends SFAS No. 123, “Accounting for Stock Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used, on reported results. The Statement is effective for the Companies’ interim reporting period ending January 31, 2003.

In compliance with FAS No. 148, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation plan as defined by APB No. 25 and has made the applicable disclosures below.

In 2004 the board of directors approved the creation of the 2004 Stock Option Plan. This plan provides for the grant of incentive stock options to employees, directors and consultants. Options issued under this plan will expire over a maximum term of five years from the date of grant.

Pursuant to the Stock Option Plan, the Company granted 110,000 stock options to two directors (55,000 options each) during the year ended December 31, 2004, of which 100,000 stock options was granted on June 4, 2004 and the balance of the 10,000 was granted on Dec. 28, 2004.

On the first 100,000 stock options granted, 50,000 stock options vested immediately and 50,000 stock options became vested over 8 equal quarterly installments, with the first installment vesting at the end of the second quarter of 2004. The 10,000 stock options granted on Dec. 28, 2004 vested on Dec. 31, 2004.

The option exercise price was $5 for the first 100,000 stock options which was the same as fair value of the shares at the time of granting of the options. The option exercise price was $5.80 for the second 10,000 stock options which was the same as fair value of the shares at the time of granting of the options.

Following is a summary of the stock option activity:

Outstanding at December 31, 2003
Granted	110,000
Forfeited	0
Exercised	0

Outstanding at December 31, 2004	110,000

Following is a summary of the status of options outstanding at December 31, 2004:

Outstanding Options		Average Remaining Contractual Life	Exercisable Options

Exercise Price	Number		Average Exercise Price	Number	Average Exercise Price

$5.00	100,000	4.42	$5.00	68,750	$5.00
$5.80	10,000	4.99	$5.80	10,000	$5.80

For options granted during the year ended December 31, 2004, the weighted-average fair value of such options was $1.92.

The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model are as follows:

First 100,000 stock options granted on June 4, 2004

Risk-free interest rate	4.0%
Expected life of the options	5.00 years
Expected volatility	35%
Expected dividend yield	0
Second 10,000 stock options granted on December 28, 2004
Risk-free interest rate	4.0%
Expected life of the options	5.00 years
Expected volatility	40%

Expected dividend yield	0
Had the Company determined employee stock based compensation cost based on a fair value model at the grant date for its stock options under SFAS 123, the Company’s net earnings per share would have been adjusted to the pro forma amounts for the year ended December 31, 2004 as follow ($ in thousands, except per share amounts):

Net Income — as reported	$5,027
Stock-Based employee compensation expense included in reported net income, net of tax	—
Total stock-based employee compensation expense determined under fair-value-based method for all rewards, net of tax	(153)

Pro forma net income	$4,874

Year ended December 31, 2004
Earnings per share:
Basic, as reported	$0.33
Diluted, as reported	$0.33
Basic, pro forma	$0.32
Diluted, pro forma	$0.32

The Company did not grant any options during year ended December 31, 2003.

8. Supplemental disclosure of cash flows

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95.

The Company paid $60,231 and $41,359 for interest and $0 for income tax during the year ended December 31, 2004 and 2003, respectively.

9. Employee welfare plans

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual contributions of 14% of all employees’ salaries to employee welfare plan. The total expense for the above plan $80,761 and $55,813 for the year ended December 31, 2004 and 2003, respectively. The Company has recorded welfare payable of $175,758 at December 31, 2004.

10. Statutory common welfare fund

As stipulated by the Company Law of the People’s Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i) Making up cumulative prior years’ losses, if any;

(ii) Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital;

(iii) Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company’s “Statutory common welfare fund”, which is established for the purpose of providing employee facilities and other collective benefits to the Company’s employees; and

(iv) Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

The Company established a reserve for the annual contribution of 5% of net income to the welfare fund in 2004. The amount included in the statutory reserve for the year ended December 31, 2004 amounted to $251,370.

11. Statutory Reserve

In accordance with the Chinese Company Law, the company has allocated 10% of its annual net income, amounting $502,740 and $197,036 as statutory reserve for the year ended December 31, 2004 and 2003, respectively.

12. Factory location and lease commitments

BBST’s principal executive offices are located at North Part of Xinquia Road, Yang Ling Agricultural High-Tech Industries Demonstration Zone Yang Ling, Shaanzi province, People’s Republic of China. BBST owns two factories, which includes three production lines, an office building, one warehouse, and two research labs and, is located on 10,900 square meters of land. The rent of the office building is $121 a month from May 20, 2004 through May 20, 2005. BBST also leases warehouses in Yang Ling near the site of Bodisen’s factories. The rent of the warehouses is $194 a month from January 2005 through May 2005. Total future commitment through June 30, 2005 amounts to $1,573.

The Company has committed to pay $18,150 to an advertising agency for an advertising campaign, by October 2006.

13. Earnings per share

Earnings per share for year ended December 31, 2004 and 2003 were determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding.

The following is an analysis of the differences between basic and diluted earnings per common share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share”.

	For the year ended December 31,
	2004	2003
Weighted average common shares outstanding	15,268,000	15,268,000
Effect of dilutive securities:
Stock options	60,356	—
Weighted average common shares outstanding and common share equivalents	15,328,356	15,268,000

14. Merger agreement

On February 11, 2004, Stratabid entered into an Agreement and Plan of Merger with Bodisen Acquisition Corp., a Delaware corporation (“BAC”) wholly-owned by Stratabid, Bodisen International, Inc., a Delaware corporation (“BII”) and the shareholders of BII. BII has one 100% wholly-owned subsidiary in Shaanxi, China, Yang Ling Bodisen Biology Science and Technology Development Company Limited (“BBST”). Under the terms of the agreement, BAC acquired 100% of BII’s stock in exchange for the issuance by Stratabid of three million shares of its common stock to the holders of BII. The new shares constitute approximately 79% of the outstanding shares of Stratabid, which changed its name to Bodisen Biotech, Inc. (the “Company”). The Agreement and Plan of Merger was closed on February 24, 2004.

BII’s Chairman of the Board was appointed the Company’s Chief Executive Officer.

At the Effective Time, by virtue of the Merger and without any action on the part of the BAC, BII or the BII Shareholders, the shares of capital stock of each of BII and the BAC were converted as follows:

(a) Capital Stock of the BAC. Each issued and outstanding share of the BAC’s capital stock continued to be issued and outstanding and was converted into one share of validly issued, fully paid, and non- assessable common stock of the Surviving Company (Bodisen Holdings, Inc.). Each stock certificate of the BAC evidencing ownership of any such shares continued to evidence ownership of such shares of capital stock of the Surviving Company.

(b) Conversion of BII Shares. Each BII Share that was issued and outstanding at the Effective Time was automatically cancelled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive at the time and in the amounts described in the Agreement an amount of Acquisition Shares equal to the number of Acquisition Shares divided by the number of BII Shares outstanding immediately prior to Closing. All such BII Shares, so converted, were no longer outstanding and were automatically cancelled and retired and ceased to exist, and each holder of a certificate representing any such shares ceased to have any rights with respect thereto, except the right to receive the Acquisition Shares paid in consideration therefore upon the surrender of such certificate in accordance with the Agreement.

(c) Within thirty (30) days from the Closing Date, Stratabid was required to sell its business operations, as they exist immediately prior to the Closing, to Derek Wasson, former president. In consideration of the sale, Mr. Wasson returned 750,000 Common Shares to Stratabid for cancellation. In addition, Mr. Wasson forgave all indebtedness owed by Stratabid to Mr. Wasson. Other than indebtedness of BII, Stratabid had no indebtedness or other liability of any kind or nature after the sale of the business to Mr. Wasson, save and except for liabilities incurred in connection with the Merger.

15. Current vulnerability due to certain concentrations

Four vendors provided 70% of the Company’s raw materials for the year ended December 31, 2004 and three vendors provided 51% of the Company’s raw materials for the year ended December 31, 2003. The payable balance for these parties amounted to $53,098 and $241,078 at December 31, 2004 and 2003, respectively.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, by the general state of the PRC’s economy. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

16. Reclassifications

Certain prior period amounts have been reclassified to conform to the year ended December 31, 2004 presentation.

BODISEN INTERNATIONAL INC.
AND SUBSIDIARY
FINANCIAL STATEMENTS DECEMBER 31, 2003 AND 2002

Independent auditors’ reports

Board of Directors and Shareholders

Bodisen International, Inc.,

We have audited the accompanying consolidated balance sheets of Bodisen International Inc, and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity, and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bodisen International Inc, and subsidiary as of December 31, 2003 and 2002, and the consolidated results of their operations and cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ Kabani & Company, Inc.

Kabani & Company, Inc.
CERTIFIED PUBLIC ACCOUNTANTS
Fountain Valley, California
February 5, 2004

Consolidated balance sheets

December 31, 2003 and 2002

	2003	2002
ASSETS
Current assets
Cash & cash equivalents	$2,974,773	$233,182
Accounts receivable, net	1,822,841	2,071,927
Advances to Suppliers	1,933,516	1,662,872
Inventory	715,732	797,270

Total current assets	7,446,862	4,765,250
Property and equipment, net	1,220,587	1,225,490
Capital work in progress	222,083	217,206
Intangible assets, net	2,310,148	949,242

	$11,199,680	$7,157,188

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,634,163	$1,098,978
Accrued expenses	75,755	-
Unearned revenue	15,888	601,975
Short term loan	1,092,000	12,000
Dividend payable	-	180,000
Other payables	14,300	81,423

Total current liabilities	2,832,106	1,974,376

Stockholders’ equity
Common stock, $0.12 per share; authorized shares 80,000,000; issued and outstanding 40,000,000 shares	1	1
Additional paid in capital	6,014,399	4,799,999
Statutory reserve	263,795	66,758
Retained earnings	2,089,379	316,054

Total stockholders’ equity	8,367,574	5,182,813

	$11,199,680	$7,157,188

The accompanying notes are an integral part of these condensed consolidated financial statements.

Consolidated Statements of Income

For the year ended December 31, 2003 and 2002

	2003	2002
Net revenue	$9,783,784	$4,881,350
Cost of revenue	6,706.082	3,582,176
Gross profit	3,077,702	1,299,174
Operating expenses
Selling expenses	573,807	235,077
General and administrative expense	630,401	384,067
Total operating expense	1,204,207	619,144
Income from operations	1,873,495	680,030
Non-operating income (expense)
Other income	55,507	8,119
Interest income expense	41,359	(20,565)
Total non-operating income (expense)	96,867	(12,446)
Net income	1,970,361	667,583
Basic and diluted weighted average shares outstanding	1,500	1,500
Basic and diluted net earning per share	$1,313.57	$445.06

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statements of stockholders equity For the years ended December 31, 2003 and 2002 Common Stock
	Number of Shares		Additional Amount paid in capital	Summary reserve	Retained earnings (deficit)	Total stockholders’ equity
Balance,December 31,2001	1,500		$4,800,000	-	$(104,771)	$4,695,229
Recapitalization on reverse acquisition	-		(4,799,999)4,799,999	-	-	-
Balance after recapitalization	1,500		14,799,999	-	(104,771)	4,695,229
Net income for the year ended December 31,2002	-		-	-	667,583	667,583
Allocation to statutory reserve	-		-	66,758	(66,758)	-
Dividends declared	-		-	-	(180,000)	(180,000)
Balance,December 31,2002	1,500		14,799,999	66,758	316,054	5,182,813
Issuance of subsidiary’s stock	-		1,214,400	-	-	1,214,400
Net income for the year ended December 31,2003	-		-	-	1,970,361	1,970,361
Allocation to statutory reserve	-		-	197,036	(197,036)	-
Balance,December 31,2003	1,500	$$	16,014,399	$263,794	$2,089,379	$8,367,574

The accompanying notes are an integral part of these consolidated nancial statements.

Consolidated statements of cash flows

For the years ended December 31, 2003 and 2002

	2003	2002
Cash flows operating activities:
Net Income	$1,970,361	$667,583
Adjustments to reconcile net income to net cash provided in operating activities:
Depreciation and amortization	247,958	149,699
(Increase)/decrease in current assets:
Accounts receivable	249,086	288,218
Advances to suppliers	(270,645)	(893,393)
Inventory	81,538	300,312
Increase/(decrease) in current liabilities:
Accounts payable	535,186	(38,379)
Unearned revenue	(586,087)	589,812
Other payables	(67,122)	3,423
Accrued expenses	75,754	(130,252)
Net cash provided by operating activities	2,236,028	937,023
Cash flows from investing activities:
Acquisition of property & equipment	(133,653)	(600,666)
Acquisition of rights to use land	(1,470,307)	-
Capital work in process	(4,877)	(217,206)
Net cash used in investing activities	(1,608,837)	(817,872)
Cash flows from financing activities:
Payments of loan from officers/shareholders	-	(217,338)
Proceeds from loan	1,080,000	12,000
Issuance of stock by subsidiary	1,214,400	-
Dividend paid	(180,000)	-
Net cash provided by (used in) financing activities	2,114,400	(205,338)
Net increase/(decrease) in cash and cash equivalents	2,741,591	(86,187)
Cash and cash equivalents, beginning balance	233,182	319,369
Cash and cash equivalents, ending balance	$2,974,773	$233,182

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the consolidated financial statements

December 31, 2003 and 2002

1. Organization and description of business

Bodisen International, Inc. (the “Company”) is a Delaware Corporation, incorporated on November 19, 2003. The Company is authorized to issue of 50,000,000 shares of common stock of $0.001 par value and 10,000,000 shares of preferred stock of $0.001 par value. The Company is a non-operative holding company of Yang Ling Bodisen Biology Science and Technology Development Company Limited (“BBST”). BBST was founded in the People’s Republic of China on August 31, 2001. BBST, located in Yang Ling Agricultural High-Tech Industries Demonstration Zone, is primarily engaged in developing, manufacturing and selling pesticides and compound organic fertilizers in the People’s Republic of China.

On December 15, 2003, the Company entered in to an agreement with all the shareholders of BBST to exchange all of the outstanding stock of the Company for all the issued and outstanding stock of BBST. After the consummation of the agreement, the former shareholders of BBST own 1500 shares of common stock of the Company, which represent 100% of the Company’s issued and outstanding shares. For U.S. Federal income tax purpose, the transaction is intended to be qualified as a tax-free transaction under section 351 of the Internal Revenue Code of 1986, as amended.

The exchange of shares with BBST has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of the BBST obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of BBST, with BBST being treated as the continuing entity. The historical financial statements presented are those of BBST. The continuing company has retained December 31 as its fiscal year end. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted.

2. Summary of significant accounting policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, BBST. All significant inter-company accounts and transactions have been eliminated in consolidation. The acquisition of BBST on December 15, 2003, has been accounted for as a purchase and treated as a reverse acquisition (note 1). The historical results for the year ended December 31, 2003 include both the Company (from the acquisition date) and BBST (for full year) while the historical results for the year ended December 31, 2002 includes only BBST.

Cash and cash equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis. Allowance for doubtful debts amounted to $64,080 as at December 31, 2003 and 2002.

Advances to suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers amounted to $1,933,516 and $1,662,872 at December 31, 2003 and 2002.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down the inventories to there market value, if lower.

Property & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of: 30 years for building, 10 years for machinery, 5 years for office equipment and 8 years for vehicles.

Long-Lived Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2003 and 2002, there were no significant impairments of its long- lived assets.

Intangible Assets

Intangible assets consist of Rights to use land and Fertilizers proprietary technology rights. The Company evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. Potential impairment of goodwill after July 1, 2002 is being evaluated in accordance with SFAS No. 142. The SFAS No. 142 is applicable to the financial statements of the Company beginning July 1, 2002.

Unearned revenue

Unearned revenue represents amounts received from the customers against future sales of goods since the Company recognizes revenue on the shipment of goods (see revenue recognition policy).

2.1 Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 101. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the years ended December 31, 2003 and 2002 were insignificant.

Stock-based compensation

In October 1995, the FASB issued SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, “Accounting for stock issued to employees” (APB 25) and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No.123. Through December 31, 2003, the Company has not granted any stock options.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

According to the Provisional Regulations of the People’s Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for BBST has been approved by the local tax bureau and the Management Regulation of Yang Ling Agricultural High-Tech Industries Demonstration Zone. BBST is exempted from income tax in its first two years of operations.

Foreign currency transactions and comprehensive income (loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The functional currency of BBST is Chinese Renminbi. The unit of Renminbi is in Yuan. Cumulative translation adjustment amount and translation adjustment gain were insignificant at and for the year ended December 31, 2003 and 2002.

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Statement of Cash Flows

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company’s consolidated financial statements as substantially all of the Company’s operations are conducted in one industry segment.

Recent Pronouncements

In May 2002, the Board issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (“SFAS 145”). SFAS 145 rescinds the automatic treatment of gains or losses from extinguishments of debt as extraordinary unless they meet the criteria for extraordinary items as outlined in APB Opinion No. 30, Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions and makes various technical corrections to existing pronouncements. The provisions of SFAS 145 related to the rescission of FASB Statement 4 are effective for fiscal years beginning after May 15, 2002, with early adoption encouraged. All other provisions of SFAS 145 are effective for transactions occurring after May 15, 2002, with early adoption encouraged. The adoption of SFAS 145 did not have a material effect on the earnings or financial position of the Company.

In June 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with exit or Disposal Activities.” This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3 a liability for an exit cost as defined, was recognized at the date of an entity’s commitment to an exit plan. The adoption of SFAS 146 did not have a material effect on the earnings or financial position of the Company.

In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions.” SFAS No. 147 removes the requirement in SFAS No. 72 and Interpretation 9 thereto, to recognize and amortize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. This statement requires that those transactions be accounted for in accordance with SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” In addition, this statement amends SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to include certain financial institution-related intangible assets. The adoption of SFAS 147 did not have a material effect on the earnings or financial position of the Company.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN 45 are effective for any guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this pronouncement did not have a material effect on the earnings or financial position of the Company.

In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock Based Compensation- Transition and Disclosure”. SFAS No. 148 amends SFAS No. 123, “Accounting for Stock Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used, on reported results. The Statement is effective for the Companies’ interim reporting period ending January 31, 2003. The Company does not expect the adoption of SFAS No. 148 would have a material impact on its financial position or results of operations or cash flows.

On April 30, 2003, the FASB issued FASB Statement No. 149 (“SFAS 149”), “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. FAS 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of FASB Statement No. 133 (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities. SFAS 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. The Company does not expect the adoption of SFAS No. 149 to have a material impact on its financial position or results of operations or cash flows.

On May 15 2003, the FASB issued FASB Statement No. 150 (“SFAS 150”), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or “mezzanine” equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, SFAS 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS 150 affects an entity’s classification of the following freestanding instruments: a) Mandatorily redeemable instruments b) Financial instruments to repurchase an entity’s own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) SFAS 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. For private companies, mandatorily redeemable financial instruments are subject to the provisions of SFAS 150 for the fiscal period beginning after December 15, 2003. The Company does not expect the adoption of SFAS No. 150 to have a material impact on its financial position or results of operations or cash flows.

3. Inventories

Inventories at December 31, 2003 and 2002 were as follows:

	2003	2002

Raw and packing materials	$450,967	$269,353
Finished goods	429,487	678,742

	880,454	948,095

Less allowance for obsolescence	(164,722)	(150,825)

Total	$715,732	$797,270

4. Property and Equipment

Net property and equipment at December 31, 2003 and 2002 were as follows:

	2003	2002

Building	$946,888	$942,480
Machinery	328,280	233,000
Furniture and office equipment	21,265	16,828
Vehicles	147,651	118,122

	1,444,084	1,310,430

Less Accumulated depreciation	(223,497)	(84,940)

	$1,220,587	$1,225,490

Depreciation expense for the years ended December 31, 2003 and December 31, 2002 was $138,557 and $50,000.

The Company depreciated its production related assets at a rate double than the straight line rate due to its excessive usage in the year ended December 31, 2003. This factor contributed towards the increase in depreciation by $61,919. The change in estimate resulted in decrease in net income by $61,919 or $41.27 per share for the year ended December 31, 2003.

5. Intangible assets

Net intangible assets at December 31, 2003 and 2002 were as follows:

	2003	2002

Rights to use land	$1,655,248	$184,941
Fertilizers proprietary technology rights	960,000	960,000

	2,615,248	1,144,941

Less Accumulated amortization	(305,100)	(195,699)

	$2,310,148	$949,242

The Company’s office and manufacturing site is located in Yang Ling Agricultural High-Tech Industries Demonstration Zone in the province of Shanxi, People’s Republic of China. The Company leases land per a real estate contract with the government of People’s Republic of China for a period from November 2001 through November 2051. Per the People’s Republic of China’s governmental regulations, the Government owns all land.

During July 2003, the Company leased another parcel of land per a real estate contract with the government of the People’s Republic of China for a period from July 2003 through June 2053.

The Company has recognized the amounts paid for the acquisition of rights to use land as intangible asset and amortizing over a period of fifty years. The amortization expense of “Rights to use land” for the year ended December 31, 2003 and 2002 amounted to $13,401 and $3,699 respectively. The accumulated amortization as at December 31, 2003 was $17,100.

The Company acquired Fluid and Compound Fertilizers proprietary technology rights with a life ending December 31, 2011. The Company is amortizing Fertilizers proprietary technology rights over a period of ten years. The amortization expense of “Fertilizers proprietary technology rights” for the years ended December 31, 2003 and 2002 amounted to $96,000 and $96,000. The Accumulated amortization as on December 31, 2003 and 2002 amounted to $288,000 and $192,000.

Amortization expense for the Company’s current amortizable intangible assets over the next five fiscal years is estimated to be: 2004 — $130,000, 2005 — $130,000, 2006 -$130,000, 2007 — $130,000 and 2008 — $130,000.

6. Dividend payable

The Shareholders of the company in their meeting dated May 9, 2003 approved a dividend of $180,000 for the year ended December 31, 2002.

7. Short term loan

Short term loans consisted of the following at December 31, 2003 and 2002:

	2003	2002
Note payable to bank, interest rate; 6.84% per annum, payable quarterly, original note; $480,000, maturity date; 1/27/04, secured by assets of the Company.	$480,000	$—
Note payable to bank, interest rate; 6.84% per annum, payable quarterly, original note; $600,000, maturity date; 9/28/04, secured by assets of the Company.	600,000	—
Short term support loan from the Shanxi Technology Bureau of the Government of People’s Republic of China, interest free; secured by assets of the Company	12,000	12,000

	$1,092,000	$12,000

8. Shareholders’ equity

On December 15, 2003, the Company entered in to an agreement to exchange 1500 shares of its common stock for all the issued and outstanding stock of BBST. After the consummation of the agreement, the former shareholders of BBST own 1500 shares of common stock of the Company, which represent 100% of the Company’s issued and outstanding shares.

From its inception through its acquisition on December 15, 2003 (see note 1), BBST had issued 49,200,000 shares of its common stock for $6,014,400 including issuance of 9,200,000 shares to various parties for $1,214,400 in the year ended December 31, 2003.

9. Related party transactions

A loan of $217,338 from various shareholders of the Company outstanding as at December 31, 2001 was fully repaid during the year ended December 31, 2002 along with an interest expense of $20,249.

10. Supplemental disclosure of cash flows

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95.

The Company paid interest of $41,359 and $20,249 during the year ended December 31, 2003 and 2002. The Company did not pay income tax during the years ended December 31, 2003 and 2002.

11. Employee welfare plan

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual pre-tax contributions of 14% of all employees’ salaries. The total expense for the above plan amounted to $55,813 and $21,000 for the years ended December 31, 2003 and 2002.

12. Statutory reserve

In accordance with the Chinese Company Law, the company has allocated 10% of its annual net income, amounting $197,036 and $66,758, as statutory reserve on December 31, 2003 and 2002.

PART V

UNAUDITED PRO FORMA STATEMENT OF NET ASSETS OF THE GROUP

Set out below is an unaudited pro forma statement of consolidated net assets of the Group, which has been prepared for the purpose of illustrating the effects of the Placing as if it had taken place on September 30, 2005. This statement has been prepared on the basis set out in the notes below for illustrative purposes only and, because of its nature, cannot give a true picture of the financial position of the Group.

	Per Part IV (note 1) $’000	Adjustment (note 2) $’000	Pro forma $’000
ASSETS
Current assets
Cash and cash equivalents	3,841	18,900	22,741
Accounts receivable, net	7,629	—	7,629
Advances to suppliers	665	—	665
Prepaid expenses	284	—	284
Inventory	1,037	—	1,037
Loan Receivable	997	—	997
Investment	2,869	—	2,869
Other assets	75	—	75

Total current assets	17,397	18,900	36,297

Property and equipment, Net of accumulated depreciation	5,006	—	5,006
Construction in progress	1,240	—	1,240
Intangible assets, Net of accumulated amortization	2,154	—	2,154

Total assets	25,797	18,900	44,697

LIABILITIES

Current liabilities
Accounts payable	(405)	—	(405)
Other payable	(379	—	(379)
Accrued expenses	(167)	—	(167)
Notes payable	(880)	—	(880)
Convertible debenture, net discount due to beneficial conversion	(1,515)	—	(1,515)

Total current liabilities	(3,346)	—	(3,346)

Total liabilities	(3,346)	—	(3,346)

Net assets	22,451	18,900	41,351

Notes

(1) The net assets of the Group as at September 30, 2005 have been extracted without material adjustment from the financial statements in Part IV of this document.

(2) The adjustment represents the estimated net proceeds of the Placing receivable by the Company of approximately £10.63 million (after deducting estimated expenses of £1.37 million).

(3) Assumes a conversion rate of 1.7781 U.S. Dollars to 1 British Pound.

(4) No adjustments have been made to reflect the effect of trading or any other transactions since September 30, 2005.

PART VI

ADDITIONAL INFORMATION

1. Responsibility Statement

The Directors, whose names appear on page 3 of this document, accept responsibility for all the information in this document including individual and collective responsibility for compliance with the AIM Rules. To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

2. Incorporation and principal activities

(a) The Company was incorporated in the State of Delaware, United States, on January 14, 2000, with number 0001178552 and with the name Stratabid.com, Inc. On February 24, 2004, Bodisen Holdings, Inc., a wholly-owned subsidiary of the Company, merged with Bodisen International, Inc, the parent of Yang Ling. The Company’s and its principal office is at North Part of Xinquia Road, Yang Ling AG, High-Tech Industries Demonstration Zone, Yang Ling, China 712100. On 1 March 2004 the Company changed its name to Bodisen Biotech, Inc.

(b) The registered office of the Company is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801 Telephone number: +1 (302) 658-7581.

(c) The liability of the members of the Company is limited.

(d) The main activity of the Company is to act as a holding company for Bodisen Holdings Inc. and Yang Ling Bodisen Biology Science and Technology Development Company Limited.

(e) The principal legislation under which the Company operates is the law of the State of Delaware, United States. Yang Ling, the operating company, operates under the law of The People’s Republic of China.

(f) The Company has three subsidiaries. The first is registered in the United States under the name Bodisen Holdings Inc., and is wholly owned by the Company. The second is registered in The People’s Republic of China under the name Yang Ling Bodisen Agricultural Technology Co. Ltd, and is also wholly owned by the Company. The third is registered in The People’s Republic of China under the name Yang Ling Bodisen Biology Science and Technology Development Company Limited (‘Yang Ling’, the sole operating subsidiary), and is 90% owned by Yang Ling Bodisen Agricultural Technology Co. Ltd. The remaining 10% is owned by four private individuals, some of whom are directors or shareholders of the Company and each of whom have executed a share trust agreement with Yang Ling Bodisen Agricultural Technology Co. Ltd for that company to hold their shares on trust and thus to hold and manage 100% of the shares of Yang Ling.

3. Share Capital

(a) The Company’s authorized capital stock consists of 30,000,000 shares of Common Stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.0001 par value. As of 31 December 2005, there were 16,120,902 shares of Common Stock outstanding and no preferred stock outstanding.

(b) The authorized and issued share capital of the Company at the date of this document is as follows:

	Authorised Number	Issued (fully paid) Number
Common Stock	30,000,000	As of 31 December the number of outstanding shares was 16,120,902.
preferred stock of $0.0001	5,000,000	0

(c) Immediately following Admission, the authorized and issued share capital of the Company will be as follows:

	Authorised Number	$	Issued (fully paid) Number	£
Common Stock	30,000,000	3,000	•	•
preferred stock of $0.000 15,000,000		500	•	•

(d) The By-Laws do not impose any conditions governing changes in share capital which are more stringent than is required by law.

(e) The Placing Shares will rank equally in all respects with the Existing Common Stock, including the right to receive all dividends and other distributions declared, made or paid after Admission in respect of the Company’s ordinary share capital.

(f) Holders of Common Stock are each entitled to cast one vote for each share held of record on all matters presented to the Company’s Stockholders. Cumulative voting is not allowed; therefore, the holders of a majority of the outstanding (or issued) Common Stock can elect all directors.

(g) Holders of Common Stock are entitled to receive such dividends as may be declared by the Board out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of its assets after payment of liabilities. The Company’s board of directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

(h) Holders of Common Stock do not have pre-emptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock.

(i) To change the rights of Stockholders, as set forth in the Company’s Certificate of Incorporation, the approval of the Company’s Stockholders is required.

(j) The Company’s Certificate of Incorporation and the laws of the State of Delaware provide that the board of directors has the authority to divide the preferred stock into series and to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. The relative rights and privileges of holders of Common Stock may be adversely affected by the rights of holders of any series of preferred stock which Bodisen may issue and designate in the future. [The Company has undertaken to Charles Stanley that it will not issue such preferred stock without the consent of at least 75% of the holders of Common Stock and that it will endeavour to procure a resolution at the next annual general meeting of the Company to either (i) cancel all authorized preferred stock, or (ii) require a Stockholders’ resolution with not less than 75% of the holders of Common Stock voting on that resolution before the Company can issue any preferred stock.]

(k) The By-Laws provide that the Company may restrict either the transfer, or the allotment or issue, of shares by giving the Directors the discretion to provide any stockholder the “first right of refusal to purchase” provided, however, that such restriction is legended on the stock certificate.

(l) Since August 29, 2005, the Common Stock trades on AMEX under the symbol “BBC”. Prior to the AMEX listing, the Common Stock traded on the NASD Over-The-Counter Bulletin Board under the symbol “BBOI”. The Over-The-Counter Bulletin Board is sponsored by the National Association of Securities Dealers (NASD) and is a network of security dealers who buy and sell stocks.

For the periods indicated, the following table sets forth the high and low bid prices per share of Common Stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Period	Low($)	High($)
2005 First Quarter	5.05	6.30
2004 Fourth Quarter	5.60	7.31
2004 Third Quarter	6.10	8.60
2004 Second Quarter	4.40	7.62
2004 First Quarter (1)	.25	13.90

(1) The Company effected a 4:1 forward split on March 3, 2004.

As of 8 June, 2005, management believes there to be approximately 476 holders of record of the Company’s Common Stock.

The Company is a legal entity separate and distinct from its operating subsidiary, Yang Ling, which is an indirect subsidiary of the Company. The Company’s revenues (on a parent company only basis) would be derived entirely from dividends paid to the Company by Yang Ling. The Chinese government exerts significant influence over the economy of The People’s Republic of China, and there may be regulatory restrictions on Yang Ling’s ability to make distributions of cash to the Company. Further, the right of the Company, and consequently the right of creditors and stockholders of the Company, to participate in any distribution of the assets or earnings of Yang Ling through the payment of such dividends or otherwise is necessarily subject to the prior claims of creditors of Yang Ling, except to the extent that claims of the Company in its capacity as a creditor may be recognized. The Company has not paid any dividends on its common stock, nor do the Directors currently intend to pay dividends in the future.

4. Directors

(a) The Directors are listed below, together with their respective positions:

Qiong Wang	Chairman
Bo Chen	Executive Director
David Gatton	Non-Executive Director
Patrick McManus	Non-Executive Director
Weirui Wan	Non-Executive Director
The business address of the Directors is North Part of Xinquia Road, Yang Ling AG, High-Tech Industries Demonstration Zone, Yang Ling, China 712100.

(b) Brief biographical details of each of the Directors are set out at paragraph 13 of Part II of this Admission Document.

(c) The companies and partnerships outside the Group of which the Directors are directors or partners or have been at any time during the five years prior to the date of this document are as follows:

Name of Director	Current directorships and partnerships outside the Bodisen Group	Previous directorships and partnerships
Qiong Wang	None	None

Bo Chen	China Natural Gas Inc	None

David Gatton	Development Initiatives, Inc.; 44th & King Drive Partnership; Harbor Meadows Apts Lmtd Partnership; Harbin Electric, Inc.; IMT Development Corporation China Natural Gas Inc	None

Patrick McManus	Harbin Electric, Inc.	None

Weirui Wan	Advisory Bd of Yang Ling Agricultural Hi-Tech Ind. Demo. Zone	None

(d) As at the date of this document no Director:

(i) has any unspent convictions in relation to indictable offences;

(ii) has been bankrupt or entered into any individual or voluntary arrangements;

(iii) was a director with an executive function at any company at the time of or within 12 months preceding any receivership, compulsory liquidation, creditors’ voluntary liquidation, administration, company voluntary arrangements or any composition or arrangement with that company’s creditors generally or with any class of its creditors;

(iv) has been a partner in a partnership at the time or within 12 months preceding any compulsory liquidation, administration or partnership voluntary arrangement of such partnership;

(v) has had his assets the subject of any receivership or has been a partner in a partnership at the time of or within 12 months preceding any assets thereof being the subject of a receivership; or

(vi) has been subject to any public criticism by any statutory or regulatory authority (including any designated professional bodies) or has ever been disqualified by a court from acting as a director of a company or from acting in the management or conduct of the affairs of a company.

(e) Terms of employment / engagement

Executive Directors’ Service Contracts

The Company has implemented terms and conditions that apply to each employee and officer (including senior executives and executive directors). These terms provide for a 6 day week with 14 days holiday per annum and permit the Company to terminate the employment on 10 days notice. There are strict confidentiality and trade secret provisions. The annual salaries in U.S.$ of the executive directors are:

Qiong Wang	Chairman	$23,220
Bo Chen	President	$20,310
Paid by Yang Ling as salary for their executive role with Yang Ling

Non-executive Directors’ Service Contracts

The Company does not have any service contracts with its non-executive Directors.

(f) Remuneration

During the fiscal year 2004, Messrs. Gatton and McManus each received $4,500 as a cash fee for 3 months’ (May, June, July) service as Directors. On December 28, 2004 they received 5,000 stock options each for five months service as Directors (August through December), which vested on December 31, 2004. On October 4, 2005 they received 13,000 stock options each in lieu of salary, 10,000 of which vested immediately and 1,000 of which vested each month thereafter. The option exercise price in relation to these 26,000 options was $6.72. Directors are not entitled to additional fees for serving on committees of the Board of Directors. Pursuant to the Company’s Stock Option Plan, the Company granted 110,000 stock options to David Gatton and Patrick McManus in 2004, each a Director of the Company. Messrs. Gatton and McManus were each granted 50,000 stock options on June 4, 2004. 25,000 vested immediately and the remaining 25,000 vest over 8 equal quarterly instalments; the first such instalment vested at the end of the second quarter of 2004. The option exercise price was $5.00 for the first 100,000 stock options, which was the same as the market price of the shares at the time of granting of the options. The option exercise price was $5.80 for the second 10,000 stock options, which was the same as the market price of the shares at the time of granting of the options.

The aggregate of the remuneration paid and benefits in kind (including pension contributions) granted to the non-executive Directors in their role as directors by the Group during the financial year ended December 31, 2004 was $9,000 plus $1.92 per option granted (for an aggregate payment in kind for options of $211,200). In addition, the executive directors of the Company were paid an aggregate salary of $43,530 by Group companies. The aggregate of the remuneration payable and benefits in kind (including pension contributions) to be granted by the Group to the executive Directors in their role as directors for the financial period ending December 31, 2005 under the arrangements in force at the date of this document is estimated to be nil. The executive directors of the Company will, however, receive an aggregate salary of approximately $43,530 for that period from Group companies for their role as executives of Yang Ling.

The following table contains information concerning the compensation of Bodisen’s present and previous chief executive officer for the period 2002 to 2004.

				Annual	Other Restricted		Securities		All Other
Name and Principal		Salary	Bonus	Compensation	Stock Awards	Restricted	underlying	LTIP payouts	Compensation
Position	Year	($)	($)	($)	($)	Stock Awards	options	($)	($)
Qiong Wang, CEO	2004	23,220	0	23,220	N/A	N/A	N/A	N/A	N/A
	2003	4,400	0	4,400	N/A	N/A	N/A	N/A	N/A
	2002	$11,600	0	$11,600	N/A	N/A	N/A	N/A	N/A
Derek Wasson, CEO	2004	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2003	N/A	N/A	N/A	N/A	N/A	N/A	N/A	32,694(1)
	2002	N/A	N/A	N/A	N/A	N/A	N/A	N/A	19,047(1)

(1) Represents consulting fees paid.

5. Interests in Share Capital

(a) As at 31 December 2005, being the latest practicable date prior to the publication of this document, the interests of (i) management and (ii) the Directors (and persons connected with them within the meaning of section 346 of the Act) in the share capital of the Company which (a) have been notified to the Company pursuant to sections 324 or 328 of the Act; or (b) are required to be entered in the register maintained pursuant to section 325 of the Act; or (c) are interests of a person connected with a Director (within the meaning of section 346 of the Act) which would, if the connected person were a director of the Company, be required to be disclosed under (a) or (b) above, and the existence of which is known or which could with reasonable diligence be ascertained by that Director, were, and, on the assumptions referred to below, immediately following the Admission are expected to be, as set out below (all interests specified are beneficial unless otherwise stated):

	As of 31 December 2005		Number of shares of Common Stock immediately following Admission

Name	Number of shares of Common Stock	% of issued Share Capital (1)	Number of shares of Common Stock	% of issued Share Capital
Qiong Wang	3,748,780	23.25%	[•]	[•]
Bo Chen	3,584,096	22.73%	[•]	[•]
David Gatton	64,875 (2)	0%	[•]	[•]
Patrick McManus	64,875 (2)	0%	[•]	[•]
Weirui Wan	None	None	[•]	[•]

McManus and Gatton reflect options vested but not exercised. Percentage is less than 1%

(1) Based on 16,120,902 shares of Common Stock currently outstanding.

(2) Reflects stock options vested but unexercised.

In aggregate, the Directors’ interests in the Common Stock set out above, all of which are beneficial interests unless otherwise stated, amount to 45.48% of the Company’s current issued share capital and [•]%. of the Company’s Enlarged Issued Share Capital immediately following the Placing (assuming that no additional Ordinary Shares are issued pursuant to any of the Company’s Stock Option Plans or otherwise).

(b) As at 31 December 2005, being the latest practicable date prior to the publication of this document, the Directors had been granted, and had outstanding, options as follows:

Name	Number	Date of Grant	Expiry date	Exercise Price (£)
Qiong Wang	None	None	None	None
Bo Chen	None	None	None	None
David Gatton	50,000	4 June 2004	4 June 2009	U.S.$5.00
	5,000	28 December 2004	28 December 2009	U.S.$5.80
	13,000	4 October 2005	4 October 2010	U.S.$6.72
Patrick McManus	50,000	4 June 2004	4 June 2009	U.S.$5.00
	5,000	28 December 2004	28 December 2009	U.S.$5.80
	13,000	4 October 2005	4 October 2010	U.S.$6.72
Weirui Wan	None	None	None	None

The exercise dates of share options granted under the Plan are explained in paragraph 7 of this Part VI.

(c) Other than the holdings of the Directors set out above, as at 31 December 2005, being the latest practicable date prior to the publication of this document, the Directors were aware of the following persons who, directly or indirectly, are, and, based on the assumptions set out below, immediately following Admission will be interested in 3% pursuant to Section 199 of the Act (or 5% pursuant to Section 13 of the U.S. Securities Exchange Act of 1934) or more of the issued share capital of the Company.

Name	Number of shares of Common Stock as at the date of this document	Percentage of issued Share Capital as at the date of this document	Number of shares of Common Stock immediately following Admission	Percentage of issued Share Capital immediately following Admission
Amulet Limited	868,750(1)	4.99%(2)	[•]	[•]

(1) assumes the conversion of all of the convertible debenture and exercise of all of the warrants they are entitled to, provided, however, that the number of shares which could be obtained pursuant to the convertible debenture and the warrants are subject to adjustment in certain circumstances.

(2) pursuant to the terms of the convertible debenture and warrant agreements, Amulet Limited agreed to limit its right to convert the debenture and exercise the warrants so that it can acquire only up to 4.99% of the Company’s outstanding common stock unless Amulet Limited gives 60 days’ notice to the Company, in which case, Amulet Limited could acquire up to 9.99% of the Company’s outstanding Common Stock (through the conversion of the debentures and exercise of the warrants and open market purchases).

(d) All Stockholders, including the Company’s major Stockholders, have the same voting rights.

(e) Save as disclosed above, the Directors are not aware of any person who is, or who will be immediately following Admission, directly or indirectly interested in 3% or more of the Enlarged Issued Share Capital of the Company.

(f) Save as disclosed herein, no Director has, or has had, any interest in any transaction which is or was unusual in its nature or conditions or significant to the business of the Group and which was effected by the Group in the current or immediately preceding financial year or during an earlier financial year and which remains in any respect outstanding or unperformed.

(g) There are no outstanding loans granted by any member of the Group to any Directors, nor were any guarantees provided by any member of the Group for the benefit of any Director.

(h) Save as referred to in this paragraph 5, the Directors are not aware of any person who directly or indirectly, jointly or severally, exercises or could exercise control over the Company.

6. Certificate of Incorporation and By-Laws

The By-Laws contain, inter alia, provisions to the following effect:

(i) Board of Directors

The Board of Directors shall manage the affairs, property, and business of the Corporation, which shall consist of not less than one and not more than ten directors, who shall be elected at the annual meeting of stockholders by a plurality vote for a term of one (1) year, and shall hold office until their successors are elected and qualify.

(ii) Director Compensation

Director salaries, if any, shall be fixed by resolution of the Board of Directors. Such compensation may include a fixed sum and expenses of attendance at each regular or special meeting of the Board. Members of any special or standing committees may receive similar compensation for attending meetings.

(iii) Stock Restrictions

The Board of Directors may restrict any stock issued by giving the Corporation or any stockholder “first right of refusal to purchase” the stock, by making the stock redeemable or by restricting the transfer of the stock, under such terms and in such manner as the directors may deem necessary and as are not inconsistent with the Certificate of Incorporation or by statute. Any stock so restricted must carry a stamped legend setting out the restriction or conspicuously noting the restriction and stating where it may be found in the records of the Corporation.

(iv) Dividends

Dividends may be declared by the directors and paid out of any funds legally available therefore under the laws of Delaware, as may be deemed advisable from time to time by the Board of Directors of the Corporation.

(v) Indemnification

The Corporation shall indemnify any and all of its directors or officers, or former directors or officers, or any person who may have served at its request as a director or officer of another corporation in which this Corporation owns shares of capital stock or of which it is a creditor and the personal representatives of all such persons, against expenses actually and necessarily incurred in connection with the defense of any action, suit, or proceeding in which they, or any of them, were made parties, or a party, by reason of being or having been directors or officers or a director or officer of the Corporation, or of such other corporation, except in relation to matters as to which any such director or officer or person shall have been adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of any duty owed to the Corporation.

(vi) Shareholder Meetings

Annual Meeting

The annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of other business shall be held each year on a date to be determined by the Board of Directors.

Special Meeting

Special meetings of the stockholders for any purpose or purposes may be called by the President, the Board of Directors, or the holders of ten per cent (10%) or more of all the shares entitled to vote at such meeting, by the giving of notice in writing.

Notice

A written notice of the meeting must state the place, if any, date and hour of the meeting, the means of remote communications, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

The written notice of any meeting must be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, the notice is deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at the address as it appears on the records of the corporation.

7. The Stock Option Plan

The Company’s long term incentives are in the form of stock options granted to directors, executives, employees and consultants under the 2004 Stock Option Plan (the “Plan”). The objective of these awards is to advance the longer term interests of the Company and its stockholders and complement incentives tied to annual performance. These awards provide rewards to directors, executives and other key employees and consultants upon the creation of incremental stockholder value and attainment of long-term earnings goals. Stock option awards under the Plan produce value to participants only if the price of the Company’s stock appreciates, thereby directly linking the interests of the participants with those of the Stockholders. No stock options were granted to executive officers in 2004.

The Plan was filed with the SEC on March 31, 2005. The main features of the Plan (which is not approved by the U.K. Inland Revenue) are summarised below:

(i) Eligibility

Directors, officers, employees or consultants to the Company are eligible to receive the Options. An Optionee may hold more than one Option. Any issuance of a Grant to an officer or director of the Company subsequent to the first registration of any of the securities of the Company under the Exchange Act will comply with the requirements of Rule 16b-3.

Incentive Stock Options will only be issued to employees of the Company. Incentive Stock Options may be granted to officers or directors, provided they are also employees of the Company.

Incentive Stock Options will not be granted to any employee if such Grant would, for all Incentive Stock Options granted, result in such employee, for the first time in any one calendar year, holding the right to exercise options in excess of $100,000. If an Incentive Stock Option exceeds such maximum for any reason other than a failure in good faith to value the Stock subject to such option, the excess portion of such option shall be considered a Nonstatutory Option.

(ii) Exercise Price

The exercise price will be determined by the Board, subject to the following limitations:

(a) Any Incentive Stock Option granted to a person who at the time the Option is granted owns (or is deemed to own pursuant to Section 424(d) of the U.S. Internal Revenue Code) stock possessing more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Company (“Ten Percent Holder”) shall have an exercise price of no less than 110% of the Fair Market Value of the Stock as of the date of grant; and

(b) Incentive Stock Options granted to a person who at the time the Option is granted is not a Ten Percent Holder shall have an exercise price of no less than 100% of the Fair Market Value of the Stock as of the date of grant.

(iii) Performance conditions

The performance standards are determined by the sole discretion of the compensation committee of the Board.

(iv) Issue or transfer of shares on exercise of options

No Option shall be transferable by the Optionee, except by will or by the laws of descent and distribution of the United States. Notwithstanding anything else in this subsection (h), the Board may in its discretion grant Nonstatutory Stock Options that may be transferred by instrument to an inter vivos or testamentary trust in which the Options are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift to “Immediate Family” (as defined below), on such terms and conditions as the Board deems appropriate. The Board may in its discretion grant transferable Nonstatutory Stock Options pursuant to Option Agreements specifying the manner in which such Nonstatutory Stock Options are transferable. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

(v) Scheme Limits

Subject to adjustments, the Plan, the total number of shares of Stock which may be purchased or granted directly by Options, Stock Awards or Restricted Stock Purchase Offers, or purchased indirectly through exercise of Options granted under the Plan shall not exceed One Million (1,000,000).

The Company will not grant an Incentive Stock Option under the Plan to any employee if such Grant would result in such employee holding the right to exercise for the first time in any one calendar year, under all Incentive Stock Options granted under the Plan or any other plan maintained by the Company, with respect to shares of Stock having an aggregate fair market value, determined as of the date of the Option is granted, in excess of $100,000. If it is determined that an Incentive Stock Option granted under the Plan exceeds such maximum for any reason other than a failure in good faith to value the Stock subject to such option, the excess portion of such option will be considered a Nonstatutory Option. To the extent the employee holds two (2) or more such Options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such Option as Incentive Stock Options under the Federal tax laws will be applied on the basis of the order in which such Options are granted. If, for any reason, an entire Option does not qualify as an Incentive Stock Option by reason of exceeding such maximum, such Option shall be considered a Nonstatutory Option.

(vi) Adjustments

In the event of any change in the outstanding Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Board or the Committee may adjust proportionally (a) the number of shares of Stock (i) reserved under the Plan, (ii) available for Incentive Stock Options and Nonstatutory Options and (iii) covered by outstanding Stock Awards or Restricted Stock Purchase Offers; (b) the Stock prices related to outstanding Grants; and (c) the appropriate Fair Market Value and other price determinations for such Grants. In the event of any other change affecting the Stock or any distribution (other than normal cash dividends) to holders of Stock, such adjustments as may be deemed equitable by the Board or the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board or the Committee shall be authorized to issue or assume stock options, whether or not in a transaction to which Section 424(a) of the Code applies, and other Grants by means of substitution of new Grant Agreements for previously issued Grants or an assumption of previously issued Grants.

(vii) Amendments

The Board may, insofar as permitted by law, from time to time, with respect to any shares at the time not subject to outstanding Grants, suspend or terminate the Plan or revise or amend it in any respect whatsoever, except that without the approval of the shareholders of the Company. No revision or amendment will (i) increase the number of shares subject to the Plan, (ii) decrease the price at which Grants may be granted, (iii) materially increase the benefits to Participants, or (iv) change the class of persons eligible to receive Grants under the Plan; provided, however, no such action shall alter or impair the rights and obligations under any Option, or Stock Award, or Restricted Stock Purchase Offer outstanding as of the date thereof without the written consent of the Participant thereunder.

(viii) Benefits non-pensionable

If Optionee’s status as an employee terminates for any reason other than disability or death, then the Optionee’s personal representative or the person entitled to succeed to the Option will have the right to exercise the portions of any of Optionee’s Incentive Stock Options which were exercisable as of the date of such termination, in whole or in part, not less than 30 days nor more than three (3) months after such termination (or, in the event of “termination for good cause” or by the terms of the Plan or the Option Agreement or an employment agreement, the Option shall automatically terminate as of the termination of employment as to all shares covered by the Option).

With respect to Nonstatutory Options granted to employees, directors or consultants, the Board may specify such period for exercise, not less than 30 days (except that in the case of “termination for cause” or removal of a director), the Options will automatically terminate as of the termination of employment or services as to shares covered by the Option, following termination of employment or services as the Board deems reasonable and appropriate. The Option may be exercised only with respect to installments that the Optionee could have exercised at the date of termination of employment or services. Nothing contained herein or in any Option granted pursuant hereto shall be construed to affect or restrict in any way the right of the Company to terminate the employment or services of an Optionee with or without cause.

8. Material Contracts

The following contracts, not being contracts entered into in the ordinary course of business, have been entered into by the Company or its subsidiaries within the period of two years immediately preceding the date of this document and are or may be material:

(a) The Placing Agreement and the Nominated Adviser Agreement, details of which are set out at paragraph 16 below.

(b) The Group has an oral agreement with a PRC consultancy firm, Tianjin NYGG Investing Consulting Co. Ltd, for the provision of services to assist in improved global brand recognition, fund raising and stock liquidity. The agreement provides for a fixed fee payable quarterly and a success fee on Admission.

(c) The Group has short term supply agreements with 19 different suppliers, each on the Group’s standard terms and conditions. The Company does not consider any of these to be material. The Group has short term Product Sale Agreements with 157 wholesalers of its product. Again these are each on the Group’s standard terms and conditions and none of them are considered material (the largest representing 2% of Group sales by value).

(d) On December 8, 2005, the Company issued a $5,000,000 promissory note (the “Note”) to Amaranth Partners L.L.C. (the “Payee”) in consideration of a $5,000,000 loan from the Payee to the

Company. The Note bears interest at 9.00% per annum. The principal amount of the Note, together with all accrued and unpaid interest, is due and payable on March 8, 2006. The Note contains customary default provisions and is unsecured. Proceeds from the loan are to be used for prepayments for certain raw materials. In connection with the issuance of the Note, the Company agreed to issue to the Payee on or before March 1, 2006 a warrant (the “Warrant”) to purchase 133,333 shares of the Company’s common stock at $7.50 per share (subject to adjustment). At the time the Warrant is issued, the Company will grant to the Payee certain registration rights.

(e) The Group has an oral agreement with the Beijing office on New York Global Capital, Inc. for the payment by the Group of a corporate finance fee of $300,000. The fee is conditional on Admission taking place.

9. Related Party Transactions

The Group has no agreements or transactions with any related party.

10. Working capital

The Directors are of the opinion, having made due and careful enquiry, and taking into account the net proceeds of the Placing receivable by the Company that the working capital available to the Group is sufficient for its present requirements, that is for at least the twelve months from the date of Admission.

11. Litigation

There are no governmental, legal or arbitration proceedings active, pending or threatened against, or being brought by, the Company or any member of the Group which are having or may have a significant effect on the financial position of the Group, nor have there been any such proceedings in the last 12 months.

12. Property

The Group’s principal executive offices are located at North Part of Xinquia Road, Yang Ling Agricultural High-Tech Industries Demonstration Zone Yang Ling, Shaanxi province, People’s Republic of China, 712100 and the telephone number is +86-29-87074957. The Company owns two factories, which include three production lines, an office building, one warehouse, and two research laboratories which are located on 10,900 square meters of land. The rent for the office building is $121 a month from May 20, 2004 through May 20, 2005. The Group also leases a warehouse in Yang Ling near the site of its factories. This warehouse is 300 square meters in area. The rent of the warehouse is $194 a month from January 2005 through May 2005. The Group completed a new 609,840 square foot manufacturing facility on March 15, 2005 and the Directors believe that its owned and leased property is sufficient for its current and immediately foreseeable operating needs.

13. Taxation of dividends

The following paragraphs are intended as a general guide only for stockholders of the Company who are resident or ordinarily resident individuals or companies in the United Kingdom for tax purposes who hold their common stock as investments and not in the course of a trade and are based on current legislation. Owners of Common Stock who are in any doubt about their tax position, or who are subject to taxation in a jurisdiction outside of the United Kingdom, should consult their own professional independent advisor immediately.

(a) Dividends

(i) Subject to certain limited exceptions, U.S. withholding tax at the rate of 15% is imposed on dividends paid by the Company to Stockholders who are resident (for tax purposes) in the United Kingdom. The rate of withholding tax on dividends paid to a Stockholder who is not resident (for tax purposes) in the United Kingdom will depend on the existence and terms of any double taxation convention between the United States and the country in which the Stockholder is resident.

(ii) Subject to certain limited exceptions, Stockholders who are resident (for tax purposes) in the United Kingdom and who receive a dividend paid by the Company will be entitled to have any U.S. withholding tax imposed on that dividend allowed as a credit against any United Kingdom tax that is chargeable by reference to that same dividend.

(iii) An individual Stockholder who is resident (for tax purposes) in the United Kingdom and who receives a dividend paid by the Company will be taxed upon the gross amount of the dividend (i.e., before deduction of the U.S. withholding tax) in the United Kingdom. For that purpose, the dividend will be regarded as the top slice of the individual’s income. An individual Stockholder who is liable to tax at the U.K. basic rate (currently 22%) will pay tax at the dividend income ordinary rate (currently 10%). Accordingly, United Kingdom tax charge will not usually be suffered in practice as U.S. withholding tax at the rate of 15% will normally be allowed as a credit against the United Kingdom tax charge. It is not possible, however, to reclaim any difference between the United Kingdom tax charge and the U.S. withholding tax from HM Revenue & Customs. The total tax imposed on the dividend therefore remains a minimum of 15%. To the extent that the individual pays tax at the higher rate (currently 40%) the individual will be taxable at the dividend income upper rate (currently 32.5%) in respect of the gross amount (i.e. the amount of the dividends before deduction of the U.S. withholding tax). Again U.S. withholding tax at the rate of 15% will normally be allowed as a credit against the United Kingdom tax charge. Accordingly, a Stockholder who is a higher rate taxpayer in the UK will suffer a total tax charge of 32.5% of the dividend. U.S. withholding tax generally cannot be reclaimed from HM Revenue & Customs by Stockholders with no tax liability.

(iv) Subject to certain limited exceptions a Stockholder which is a company resident (for tax purposes) in the United Kingdom and which receives a dividend paid by the Company will be liable to U.K. corporation tax on that dividend. U.S. withholding tax at the rate of 15% will normally be allowed as a credit against the United Kingdom tax charge. Where the corporation tax payable on the dividend is less than 15%, U.S. withholding tax cannot be reclaimed from HM Revenue & Customs.

(v) For the purpose of calculating the amount of the tax credit to be allowed against the United Kingdom tax charge on dividends, U.S. withholding tax is converted into sterling at the rate of exchange ruling on the date that the tax is withheld.

(vi) The right of a Stockholder who is not resident (for tax purposes) in the United Kingdom to a tax credit in respect of a dividend received will depend on the existence and terms of any double taxation convention between the United States and the country in which the Stockholder is resident. Stockholders who are not resident in the United Kingdom for tax purposes should consult their own tax advisers concerning their tax liabilities on dividends received, whether they are entitled to claim any part of the tax credit and, if so, the procedure for doing so.

(b) Capital gains

If a Stockholder disposes of all or any Common Stock, he, she or it may, depending on the Stockholder’s particular circumstances, incur a liability to Capital Gains Tax or, if the Stockholder is a company, Corporation Tax on chargeable gains.

(c) Stamp duty and stamp duty reserve tax (“SDRT”)

No stamp duty or SDRT is payable on the issue of Common Stock by the Company to the Stockholders.

The general rate of SDRT applicable to a transfer of U.K. securities is 0.5% of the amount or value of the consideration paid. However, no SDRT should be payable on an agreement to transfer CDI within CREST provided that: (a) the Common Stock underlying the CDI are not registered in a register kept in the U.K.; (b) the Company’s central control and management is not exercised in the U.K.; (c) no branch register of the Common Stock is maintained in the U.K.; (d) the Common Stock underlying the CDI are of the same class in the body corporate as securities which are listed in a U.S. stock exchange registered with the SEC as a national securities exchange; (e) due notice of all CDI issued will be given by CRESTCo to the Board of Her Majesty’s Revenue and Customs in accordance with the requirements of regulation 4, Stamp Duty Reserve Tax (U.K. Depositary Interests in Foreign Securities) Regulations 1999 (SI 1999/2383); and (f) CRESTCo intends to treat each CDI as one to which regulation 3(1) of the Foreign Securities Regulations applies.

The Company currently expects that each of these conditions will be satisfied and also that no instrument subject to stamp duty will be created in respect of such transfer.

(d) Material U.S. Federal Income Tax Consequences

Summarised below are the material U.S. federal income tax consequences to our stockholders. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary also assumes that the stockholders have held and, if applicable, will continue to hold their shares as capital assets under the Internal Revenue Code of 1986, as amended. This summary does not discuss all aspects of federal income taxation, including certain aspects that may be important to stockholders in light of their individual circumstances. Many stockholders, such as banks, financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and securities traders that elect mark-to-market tax accounting treatment, may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received our Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

For purposes of this discussion, “U.S. person” means any of the following:

(1) a citizen or resident of the U.S.;

(2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state);

(3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources;

(4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

(5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our Common Stock that is a U.S. person, and the term “non-U.S. Holder” means a beneficial owner of our Common Stock that is not a U.S. person.

We urge stockholders to consult with their own tax advisor as to the particular federal, state, local, foreign and other tax consequences, in light of their specific circumstances. If a partnership holds our Common Stock, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If the stockholder is a partner of a partnership holding our Common Stock, we suggest that such stockholder consult his or her tax advisor.

(i) Dividend Income, Capital Gain and Capital Loss

The U.S. federal income tax rate currently applicable to dividends received from domestic corporations by an individual taxpayer is a maximum of 15%, subject to the requirements the individual must have held the stock with respect to which a dividend is distributed for a minimum of 61 days during the 120-day period beginning 60 days before the stock becomes ex-dividend. A taxpayer’s holding period for these purposes is reduced by periods during which the taxpayer’s risk of loss with respect to the stock is considered diminished by reason of the existence of options, contracts to sell and similar transactions. The reduced rate of tax applies to the taxable years between 2003 and 2008. Individual stockholders should consult their own advisors as to their eligibility for the reduced rate of tax in relation to dividends on our Common Stock.

Federal legislation also reduced the maximum U.S. federal income tax rate applicable to net capital gain (defined generally as the total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months to 15%. The reduced rate of tax applies to the taxable years between 2003 and 2008. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will also continue to be subject to tax at the ordinary income tax rates applicable to corporations. For both individual and corporate taxpayers, there are significant limitations on the deductibility of capital losses.

(ii) Information Reporting and Backup Withholding

In general, payments of dividends with respect to our Common Stock are subject to information reporting. Each paying agent will be required to provide the IRS with information, including the name, address, and taxpayer identification number of each U.S. Holder receiving payments, and the aggregate amount of dividends paid to such beneficial owner during the calendar year. These reporting requirements, however, do not apply to all beneficial owners. Specifically, corporations, securities broker-dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts, and non-U.S. persons satisfying certain requirements are all excluded from reporting requirements.

Backup withholding will apply if a U.S. Holder fails to establish its exemption from the information reporting requirements, is subject to the reporting requirements and fails to supply its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, or if the paying agent has been otherwise notified by the IRS to backup withhold. The backup withholding tax rate is currently 28%. This backup withholding tax is not an additional tax and may be credited against a U.S. Holder’s federal income tax liability if the required information is furnished to the IRS.

(iii) (Special Rules for Non-U.S. Holders)

Except as described below under the heading “Income or Gain Effectively Connected with the Conduct of a U.S. Trade or Business,” dividends paid on our Common Stock held by a non-U.S. holder will be subject to U.S. federal withholding tax (but not the federal income tax) at a rate of 30% or lower treaty rate, if applicable. In order to claim a reduction of withholding under a tax treaty, a non-U.S. holder generally will be required to file IRS Form W-8BEN upon which the non-U.S. holder certifies, under penalty of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments. Further, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on gain realized on the taxable disposition of our Common Stock. Non-U.S. Holders resident in the United Kingdom who may benefit from the U.S./United Kingdom Double Tax Convention (the “Treaty”) should, on the making of a successful claim under the Treaty, suffer a reduced federal withholding tax of 15% and may in certain cases depending on the precise circumstances of the non-U.S. Holder concerned, suffer a further reduced federal withholding of 5% or 0%.

(iv) Income or Gain Effectively Connected with the Conduct of a U.S. Trade or Business

If dividends paid to a non-U.S. Holder are effectively connected with the conduct of a U.S. trade or business by the non-U.S. Holder or, if required by a tax treaty, the dividends are attributable to a permanent establishment maintained in the United States by the non-U.S. Holder, us and other payors generally are not required to withhold tax from the dividends, provided that the non-U.S. Holder furnishes a valid IRS Form W-8ECI certifying, under penalty of perjury, that the holder is a non-U.S. person, and the dividends are effectively connected with the holder’s conduct of a U.S. trade or business and are includible in the holder’s gross income. Effectively connected dividends will be subject to U.S. federal income tax on net income that applies to U.S. persons generally (and, with respect to corporate holders under certain circumstances, the branch profits tax).

In the case of any gain that is effectively connected with the conduct of a U.S. trade or business by a non-U.S. Holder (and, if required by a tax treaty, any gain that is attributable to a permanent establishment maintained in the United States), the non-U.S. Holder will generally be taxed on its net gain derived from the disposition at the regular rates and in the manner applicable to U.S. persons and, if the non-U.S. Holder is a foreign corporation, the branch profits tax may also apply.

(v) Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from such dividend payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable tax treaty. Copies of the information returns reporting dividend payments and any withholding thereof may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder will generally not be subject to additional information reporting or to backup withholding with respect to dividend payments on our Common Stock, or to information reporting or backup withholding with respect to payments of proceeds from the disposition of our Common Stock to or through a U.S. office of any broker, as long as the holder has furnished to the payor or broker: (i) a valid IRS Form W-8BEN certifying, under penalties of perjury, its status as a non-U.S. person; (ii) other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with Treasury regulations; or (iii) otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

14. Reliance on Intellectual Property

Save as described elsewhere in this document, there are no patents or other intellectual property rights, licenses, new manufacturing processes or particular contracts which are or may be of fundamental importance to the Group’s business.

15. Minimum Amount Required To Be Raised

The minimum amount which, in the opinion of the Directors, must be raised under the Placing to provide sums required in respect of the matters set out below is £•:

Of that amount, approximately £• million will be used to fund the expenses of the Placing and Admission and the remainder will be used for the construction of two new manufacturing facilities in Xinjian and Helongjiang (North West and North East China), to increase the Group’s general sales and marketing activities, as well as adding to the available working capital.

16. The Placing Agreement and Nominated Adviser Agreement

Under the Placing Agreement made between (1) Charles Stanley, (2) the Company and (3) the Directors and dated ••, 2006, Charles Stanley has agreed to use reasonable endeavours to procure subscribers for the Placing Shares at the Placing Price. Pursuant to this obligation Charles Stanley has placed all the Placing Shares with institutions and other investors under the terms of placing letters entered into with them. The Placing is not being underwritten.

The obligations of the parties under the Placing Agreement are conditional, inter alia, upon Admission occurring not later than 8.00 a.m. on ••, 2006 or such later time and date (not being later than 3.00 p.m. on ••, 2006) as may be agreed by Charles Stanley and the Company and the obligations of the placees under the placing letters are conditional on the Placing Agreement being unconditional. The Placing Agreement contains certain warranties by the Company and the Directors as to the accuracy of the information contained in this document and other matters relating to the Group and its business. The liability of the Company and the Directors under the warranties is limited in amount. Charles Stanley has the right to terminate the Placing Agreement in certain circumstances prior to Admission, in particular in the event of a breach of the warranties contained therein. The Placing Agreement also contains an indemnity in favour of Charles Stanley from the Company against all losses, damages, costs, charges and expenses which Charles Stanley may suffer or incur as a result of the carrying out of its duties under the Placing Agreement.

Under the Placing Agreement, the Company will bear all proper and reasonable expenses (including all legal costs) in connection with the Placing and application for Admission. In addition, subject to the Placing Agreement becoming unconditional and not being terminated in accordance with its terms, the Company is to pay Charles Stanley a corporate finance fee of £150,000 and a commission of 3.5% of the aggregate value of the Placing Shares at the Placing Price.

In addition to the Placing Agreement, the Company has entered into a Nominated Adviser Agreement with Charles Stanley on or around ••, 2006, pursuant to which the Company has appointed Charles Stanley to act as nominated adviser and as broker for the purposes of the AIM Rules. The Company has agreed to pay Charles Stanley a fee of £• per annum for its services as nominated adviser and broker under this agreement. The agreement will commence on Admission and, subject to earlier termination by Charles Stanley in certain limited circumstances, will continue for an initial period of twelve (12) months and thereafter unless the appointment of Charles Stanley as either nominated adviser or broker or both is terminated by either party on three months’ notice. In the event that one of Charles Stanley’s appointments shall terminate, the agreement shall remain in full force and effect as regards the continuing appointment.

17. CREST and CDI

CREST is a paperless settlement system allowing securities to be transferred from one person’s CREST account to another without the need to use share certificates or written instruments of transfer. Securities issued by non-U.K. registered companies, such as the Company, cannot be held or transferred in the CREST system. However, to enable investors to settle such securities through CREST, a depository or custodian can hold the relevant securities and issue dematerialised CDIs representing the underlying securities which are held on trust for the holders of the CDIs.

With effect from Admission, it will be possible for CREST members to hold and transfer interests in Common Stock within CREST pursuant to a CDI arrangement with CREST Depositary Limited (a wholly owned subsidiary of CRESTCo). CREST is a voluntary system and holders of Common Stock who wish to receive and retain share certificates will also be able to do so. No temporary documents of title will be issued. Whether the securities are held in certificated form or not, the securities will be in registered form.

The Common Stock will not be admitted to CREST. Instead CDIs will be issued in respect of the underlying Ordinary Shares. Each CDI will be treated as one share of Common Stock for the purposes of determining, for example, eligibility for any dividends. CREST Depositary Limited will pass on to holders of CDIs any stock or cash benefits received by it as holder of Common Stock on trust for such CDI holder. CDI holders will also be able to receive notices of meetings of holders of Common Stock and other information to make choices and elections issued by the Company to its shareholders.

It should also be noted that holders of CDIs may not have the opportunity to exercise all of the rights and entitlements available to holders of the Common Stock including, for example, the ability to vote on a show of hands. In relation to voting, it will be important for holders of CDIs to give prompt instructions to the Company’s U.S. transfer agent to vote the underlying shares on their behalf.

Application will be made for the CDIs in respect of the underlying Common Stock to be admitted to CREST with effect from Admission.

18. Other information

(a) The expenses of the Placing are estimated at approximately £•, excluding VAT, of which £• (excluding VAT) is payable by the Company.

(b) The Common Stock is not currently admitted to dealings on a recognised investment exchange and, other than the Company’s application for the Common Stock, both issued and to be issued under the Placing, to be admitted to trading on AIM, no applications for such admission have been made.

(c) The financial information concerning the Group set out in this document does not constitute statutory accounts within the meaning of Section 240 of the Act. Kabani & Company, Inc., an independent certified public accounting firm (a member firm of the AICPA SEC practice section) located at 6033 West Century Blvd, Suite 810, Los Angeles, CA 90045, U.S.A. have audited the financial statements of Bodisen Biotech, Inc. for the years ended December 31, 2002, 2003 and 2004 and have given unqualified audit reports on the accounts of the group for those periods.

(d) Save as disclosed in the paragraph headed “Current trading and prospects” in Part II of this document and in the financial information set out in Part IV of this document, there has been no significant change in the financial or trading position of the Group since September 30, 2005, the date on which the most recent interim financial information of the Company was published.

(e) Definitive share certificates (where appropriate) for the Placing Shares are expected to be despatched by [•] and CREST member accounts are expected to be credited by [•].

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Delaware law, we may indemnify our directors or officers or other persons who were or are threatened to be made a party to an action, suit or proceeding because the person is or was our director, officer, employee or agent, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with the action, suit or proceeding if the person:

(i)	acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and

(ii)	with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Our bylaws include indemnification provisions under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as our directors or officers, except in relation to matters as to which any such director or officer was personally involved in the situation giving rise to the injury or unless such officer or director committed a criminal offense.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a list of the estimated expenses to be incurred, all of which will be paid by the Registrant, in connection with the preparation and filing of this Registration Statement.

ITEM	AMOUNT
SEC Registration Fee	$2,544.15
Legal Fees	650,000
Printing and Engraving Costs	30,000
Miscellaneous	17,455
Total	$700,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The Company has sold the following securities within the past three years that were not registered under the Securities Act of 1933:

On February 24, 2004, the Company issued 3.0 million shares of its Common Stock to the stockholders of Bodisen International, Inc., in connection with the acquisition of the Company’s current sole operating subsidiary, Yang Ling Bodisen Biology Science and Technology Development Company Limited. See Item 1, “Description of Business, Introduction and Background,” above. The sale was effective pursuant to a private placement under Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended.

Pursuant to the Company’s Stock Option Plan, the Company granted 110,000 stock options to David Gatton and Patrick McManus in 2004, each a director of the Company. Messrs. Gatton and McManus were each granted 50,000 stock options on June 4, 2004, 25,000 vested immediately and the remaining 25,000 vest over 8 equal quarterly installments, where the first instalment vested at the end of the second quarter 2004. In addition to the 50,000 options, Messrs. Gatton and McManus were each granted 5,000 options on December 28, 2004 which vested on December 31, 2004. The option exercise price was $5.00 for the first 100,000 stock options, which was the same as the market price of the shares at the time of granting of the options. The option exercise price was $5.80 for the second 10,000 stock options, which was the same as the market price of the shares at the time of granting of the options.

 Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)

Equity compensation plans	N/A	N/A	N/A
Equity compensation plans not approved by security holders	110,000	$5.07	890,000
Total	110,000		890,000

        Pursuant to the Company’s Stock Option Plan, the Company granted 13,000 stock options to each of David Gatton and Patrick McManus in October 2005. The option exercise price was $6.72, the same as the market price of the shares at the time of the granting of the options. The options vested over a period ending December 1, 2005.

ITEM 27. EXHIBITS

Exhibit Number	Description
3.1*	Certificate of Incorporation of the Company
3.2*	Amendment to Certificate of Incorporation of the Company, changing name to Bodisen Biotech, Inc.
3.3*	By-Laws of the of the Company
4.1*	Form of Debenture issued March 16, 2005
5.1*	Opinion of Reed Smith LLP
10.1*	Loan Agreement, dated as of September 28, 2003, between the Company and Xianyang City Commercial Bank
10.2*	Bodisen Biotech, Inc. 2004 Stock Option Plan
10.3*	Form of Bodisen Biotech, Inc. Nonstatutory Stock Option Agreement
10.4*	Securities Subscription Agreement dated March 16, 2005 between the Company and Amulet Limited
10.5*	Registration Rights Agreement dated March 16, 2005 between the Company and Amulet Limited
10.6*	Form of Common Stock Warrant issued March 16, 2005
10.7*	Promissory Note dated December 8, 2005 issued by to Amaranth Partners L.L.C.
21.1*	Schedule of Subsidiaries
23.1**	Consent of Karbani & Company, Inc.
23.2*	Consent of Reed Smith LLP (included in Exhibit 5.1)

*	Previously filed.
**	Filed herewith.

ITEM 28. UNDERTAKINGS

(a) We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually orin the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

In addition, we hereby undertake:

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has  been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned, in the North Part of Xinquia Road, Yang Ling AG, High-Tech Industries Demonstration Zone, Yang Ling, China on February 1, 2006.

Bodisen Biotech, Inc.

By: /s/ Wang Qiong Name: Wang Qiong
Title: Chief Executive Officer

By: /s/ Shuiwang Wei Name: Shuiwang Wei
Title: Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this amendment to registration statement was signed by the following persons in the capacities and on the dates stated:

Name: Wang Qiong Wang Qiong
Title: Chief Executive Officer
and Chairman of the Board
Date: February 1, 2006

Name: Chen Bo Chen Bo
Title: President and Director
Date: February 1, 2006

Name: /s/ Shuiwang Wei Shuiwang Wei
Title Chief Financial Officer
(Principal Accounting Officer)
Date: February 1, 2006

Name: /s/ Patrick McManus Patrick McManus
Title Director
Date: February 1, 2006

Name: /s/ David Gatton David Gatton
Title Director
Date: February 1, 2006

Name: /s/ Weirui Wan Weirui Wan
Title Director
Date: February 1, 2006

EXHIBIT INDEX

Exhibit Number	Description	Method of Filing

3.1	Certificate of Incorporation of the Company	Filed as Exhibit 3.1 to the registration the Company statement on Form SB-2 filed with the Commission on September 3, 2002 and incorporated herein by reference.

3.2	Amendment to Certificate of Incorporation of the Company, changing name to Bodisen Biotech, Inc.	Filed as Exhibit 3.2 to the annual report on Form 10-KSB filed with the Commission on March 30, 2004 and incorporated herein by reference.

3.3	By-Laws of the of the Company	Filed as Exhibit 3.2 to the registration statement on Form SB-2 filed with the Commission on September 3, 2002 and incorporated herein by reference.

4.1	Form of Debenture issued March 16, 2005	Filed as Exhibit 4.1 to the registration statement on Form SB-2, filed with the Commission on May 4, 2005 and incorporated herein by reference.

5.1	Opinion of Reed Smith LLP	Filed as Exhibit 5.1 to the registration the Company statement on Form SB-2 filed with the Commission on August 12, 2005 and incorporated herein by reference

10.1	Loan Agreement, dated as of September 28, 2003, between the Company and Xianyang City Commercial Bank	Filed as Exhibit 10.2 to the annual report on Form 10-KSB filed with the Commission on March 30, 2004.

10.2	Bodisen Biotech, Inc. 2004 Stock	Filed as Exhibit 10.2 to the annual report on Form 10-KSB filed with the Commission on March 31, 2005.

10.3	Form of Bodisen Biotech, Inc. Nonstatutory Stock Option Agreement	Filed as Exhibit 10.3 to the annual report on Form 10-KSB filed with the Commission on March 31, 2005.

10.4	Securities Subscription Agreement dated March 16, 2005 between the Company and Amulet Limited	Securities Subscription Filed as Exhibit 10.4 to the registration statement on Form SB-2, filed with the Commission on May 4, 2005 and incorporated herein by reference.

10.5	Registration Rights Agreement dated March 16, 2005 between the Company and Amulet Limited	Filed as Exhibit 10.5 to the registration statement on Form SB-2, filed with the Commission on May 4, 2005 and incorporated herein by reference.

10.6	Form of Common Stock Warrant issued March 16, 2005	Filed as Exhibit 10.6 to the registration statement on Form SB-2, filed with the Commission on May 4, 2005 and incorporated herein by reference.

10.7	Promissory Note dated December 8, 2005 issued to Amaranth Partners L.L.C.	Filed as Exhibit 10.1 to the current report on Form 8-K filed with the Commission on December 14, 2005 and incorporated herein by reference.

21.1	Schedule of Subsidiaries	Filed as Exhibit 21.1 to the annual report on Form 10-KSB filed with the Commission on March 31, 2005.

23.1	Consent of Karbani & Company, Inc.	Filed herewith as Exhibit 23.1

23.2	Consent of Reed Smith LLP	Filed as part of Exhibit 5.1